Exhibit 2.1
EXECUTION COPY
ASSET SALE AGREEMENT
(Project Echo)

THIS ASSET SALE AGREEMENT is made and entered into this 28th day of April, 2013, by and between Alcan Primary Products Corporation, a corporation organized under the laws of the State of Texas, with offices at 8770 West Bryn Mawr Avenue, Chicago, Illinois 60631 (“Seller”), and Century Echo LLC, a limited liability company organized under the laws of the State of Delaware, with offices at 2511 Garden Road, Building A, Suite 200, Monterey, California (“Purchaser”).

INTRODUCTION
A.    Seller owns and operates the aluminium smelter, green mill, cast house, land, and related facilities conducted by Seller at the plant located at 9404 State Route 2096, Robards, Kentucky 42452 (the “Facility”).
B.    The Facility purchases alumina, alloys, and other necessary raw materials from and through its Affiliates, including Rio Tinto Alcan Inc. located in Montreal, Quebec, Canada (“RTA”), and uses proprietary technology and know-how that are owned by Seller, its Affiliates, or their end-customers, to produce and cast aluminium and aluminium alloy.
C.    The Facility is currently one of the largest producers of aluminium and aluminium alloy billets in North America and sells the Products through the sales force of its Affiliate, Alcan Primary Products Company LLC (“APPC”) located in the Cleveland, Ohio suburb of Mayfield Heights.
D.    Seller desires to sell, convey, assign and transfer to Purchaser, and Purchaser desires to purchase and acquire, substantially all of the assets and properties Related to the Facility or located at the Real Property pursuant to and as contemplated by the terms and conditions set forth herein.
E.    Concurrently with the execution of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, Rio Tinto Alcan Inc. is entering into a guarantee in favor of Purchaser in the form attached hereto as Exhibit A (the “RTA Guarantee”).
F.    Concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Century Aluminum Company is entering into a guarantee in favor of Seller in the form attached hereto as Exhibit B (the “Parent Guarantee”).
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser (each a “Party” and collectively, the “Parties”) agree as follows:

ARTICLE 1:    DEFINITIONS
.Capitalized Terms in General. Capitalized terms used herein have the meanings ascribed to them below, except for such capitalized terms as may be defined elsewhere in this Agreement.
“Accounting Firm” has the meaning ascribed to it in Section 3.03(b).
“Acquisition Transaction” has the meaning ascribed to it in Section 7.07(a).
“Actuary Firm” has the meaning ascribed to it in Section 3.04(b).
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purpose of this definition, “control” means (a) the ownership or control of 50% or more of the equity interest in any Person, or (b) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract, or otherwise.
“Agreement” means this Asset Sale Agreement and includes all Disclosure Schedules and Exhibits attached hereto.
“Alcancorp Pension Plan” has the meaning ascribed to it in Section 8.14(b).
“Allocable Assets" has the meaning ascribed to it in Section 8.14(a)(vi).
“Alumina Contract” means the Alumina Sales Contract by and between RTA and Noranda, dated October 28, 2009, as subsequently amended prior to the date of this Agreement.
“Ancillary Agreements” means all agreements and instruments executed and delivered in accordance with this Agreement or in connection with the consummation of the transactions contemplated by this Agreement, including the Assumption Agreement, the Bill of Sale, the Intellectual Property License Agreement, the Products Supply Agreement, the Transition Services Agreement and, if the Closing Date is not a Business Day, the Escrow Agreement, and with respect to (a) Seller only, the RTA Guarantee, the Real Estate Deed, and an affidavit of non-foreign status, as contemplated by the Code, and (b) Purchaser only, the Parent Guarantee.
“APPC” has the meaning ascribed to it in the Introduction.
“Apportionments” means all rents, royalties, utilities, ad valorem and similar Taxes, other periodic charges and payments relating to, or payable, receivable or accruing with respect to, any of the Purchased Assets.

“Assumed Contracts” means the Power Contract, the Tax Incentive Agreements, and those other Contracts to which Seller or the Facility is a party, by which Seller or the Facility is bound, or to which any of the Purchased Assets are subject, in each case that are identified on Schedule 1a.
“Assumed Liabilities” has the meaning ascribed to it in Section 2.04.
“Assumed Plan” has the meaning ascribed to it in Section 4.10(b).
“Assumption Agreement” means the agreement substantially in the form attached hereto as Exhibit C.
“Audited 2010 and 2011 Financial Statements” has the meaning ascribed to it in Section 4.06(a).
“Audited 2012 Financial Statements” has the meaning ascribed to it in Section 4.06(a).

Exhibit 2.1 - Asset Sale Agreement    Page 2

“Base Purchase Price” means the cash sum of $65,000,000.
“Bill of Sale” means the document substantially in the form attached hereto as Exhibit D.
"Business" means collectively the aluminum smelter, green mill, cast house, and other related and incidental operations at the Facility and the business activities related thereto.
“Business Benefit Plans” means any agreement, plan, program, fund, policy, contract, arrangement or understanding providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, stock ownership, stock appreciation right, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, housing, maternity, education, medical, dental, vision, welfare benefit, vacation, insurance, sick pay, disability, death benefit, severance, worker's compensation, unemployment insurance, supplementary unemployment benefits, perquisites, or similar employee benefits, or any salary reduction agreement, change-of-control agreement, retention agreement, employment agreement or consulting agreement, for the benefit of any current or former employee, officer, director or independent contractor (who is an individual) of Seller or an ERISA Affiliate in connection with the Facility or the Purchased Assets and the beneficiaries and dependents thereof, for which Seller or any ERISA Affiliate now maintains, contributes to or has any liability, and includes the Alcancorp Pension Plan, the Assumed Plan, and those Defined Benefit Plans, Defined Contribution Plans, and other plans and arrangements listed on Schedule 1b.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks in Louisville, Kentucky or Montreal, Quebec, Canada are authorized or obligated by Law or executive order to close.
“Business Financial Information” has the meaning ascribed to it in Section 4.06(a).
“Calculation Time” means 11:59 p.m. (Sebree, Kentucky time) on the calendar day immediately preceding the Closing Date.
“Cap” has the meaning ascribed to it in Section 9.08(a).
“Casualty” has the meaning ascribed to it in Section 7.17(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and all rules and regulations promulgated thereunder.
“Claim Notice” has the meaning ascribed to it in Section 9.03.
“Closing” means the event, at the offices of Seller in Chicago, Illinois (or other mutually acceptable location), at which the purchase and sale transactions contemplated by this Agreement are consummated. The Closing shall be effective as of 12:01 a.m. (Sebree, Kentucky time) on the Closing Date.
“Closing Date” means (a) the date that is the first day of the month immediately following the month in which all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at Closing, but subject to the satisfaction of waiver of such conditions), or (b) such other date upon which Seller and Purchaser may mutually agree in writing to effect the Closing.
“Closing Payment” has the meaning ascribed to it in Section 3.01(a).
“Closing Pension Liability Payment” has the meaning ascribed to it in Section 3.05.
“Closing Working Capital” has the meaning ascribed to it in Section 3.03(a).

Exhibit 2.1 - Asset Sale Agreement    Page 3

“Code” means the Internal Revenue Code of 1986, as amended (together with all rules and regulations promulgated thereunder).
“Competing Business” has the meaning ascribed to it in Section 7.10(a).
“Condemnation” has the meaning ascribed to it in Section 7.17(a).
“Confidential Information” has the meaning ascribed to it in Section 7.12(c).
“Confidentiality Agreement” has the meaning ascribed to it in Section 6.07(a).
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, or required from, any Person, including any Governmental Authority.
“Contracts” means all contracts, subcontracts, agreements, commitments, purchase orders, options, notes, instruments, bonds, leases, mortgages, indentures, deeds of trust, guarantees, franchises, licenses, sublicenses, arrangements, undertakings and understandings of every kind, written or oral, express or implied.
“Contractual Releases” has the meaning ascribed to it in Section 7.09.
“Copyrights” means all unregistered copyrights and registrations and applications for copyright registration (excluding in each case copyrights, registrations and applications for computer software and databases unless such copyrights, registrations and applications for computer software and databases are unique to, or used or held for use solely or exclusively in connection with, the Business).

“Current Assets” means, to the extent included in the Purchased Assets, the sum of the line items listed under the heading “Current Assets” in Exhibit E, calculated in accordance with the working capital principles set forth in Exhibit E.
“Current Liabilities” means all liabilities associated with providing vacation time, sick leave, and paid time off to Transferring Employees to the extent included in the Assumed Liabilities, and, without duplication, the sum of the line items listed under the heading “Current Liabilities” in Exhibit E, calculated in accordance with the working capital principles set forth in Exhibit E.
“Defined Benefit Plan” has the meaning set forth for such term in ERISA Section 3(35).
“Defined Contribution Plan” means a defined contribution plan intended to be qualified under Section 401(a) of the Code.
“Disclosure Schedules” means, collectively, the schedules attached to this Agreement.
“Employees” means those individuals employed by Seller at the Facility and whose names are set forth on Schedule 1c.
“Environmental Cap” has the meaning ascribed to it in Section 9.08(a).
“Environmental Laws” means and includes any and all Laws or Environmental Permits, applicable to the ownership, use, or operation of any of the Purchased Assets or to the conduct of the Business and pertaining to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, pollution or protection of human health or the environment. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, as amended: (a) CERCLA, (b) the Solid Waste Disposal Act (including the Resource

Exhibit 2.1 - Asset Sale Agreement    Page 4

Conservation and Recovery Act of 1976), (c) the Hazardous Materials Transportation Act, (d) the Toxic Substances Control Act, (e) the Federal Water Pollution Control Act (including the Clean Water Act), (f) the Clean Air Act, (g) the Safe Drinking Water Act, (h) the National Environmental Policy Act of 1969, and (i) the Emergency Planning and Community Right-to-Know Act and any analogous state or local law.
“Environmental Permit” means any Permit relating to the conduct of the Business or the ownership, use or operation of any of the Purchased Assets by Seller, at any time at or prior to the Closing, required by any Law.
“EPA NESHAP Claim” means liabilities or obligations arising out of, related to, or resulting from claims of the United States Department of Justice on behalf of the United States Environmental Protection Agency (“EPA”) related to alleged non-compliance with the Section 112 of the Clean Air Act, 42 U.S.C. § 7412 and implementing regulations at 40 C.F.R. Part 63 Subparts A and RRR, and the Secondary Aluminum MACT requirements.
“Equipment” has the meaning ascribed to it in Section 2.02(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and includes the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (b) which together with the Seller is treated as a single employer under Section 414(t) of the Code.
“Escrow Agent” means Wells Fargo Bank, N.A. or such other United States nationally recognized bank, title company or other financial institution identified by Purchaser and reasonably acceptable to Seller.
“Escrow Agreement” means an escrow agreement to be entered into by and among Purchaser, Seller and the Escrow Agent, in a customary form of escrow agreement that is reasonably acceptable to Purchaser and Seller, in the event the Closing Date is not a Business Day.
“Excess Real Property” has the meaning ascribed to it in Section 7.15(h).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning ascribed to it in Section 2.03.
“Excluded Name” has the meaning ascribed to it in Section 2.03(i).
“Facility” has the meaning ascribed to it in the Introduction.
“Facility Information” has the meaning ascribed to it in Section 2.02(c).
“Final Payment” has the meaning ascribed to it in Section 3.01(b).
“Final Purchase Price” means the Closing Payment plus the Final Payment (which may be a negative number) minus the Net Pension Liability.
“GAAP” means United States generally accepted accounting principles, consistently applied throughout the periods involved.
“Governmental Authority” means any federal, state, municipal, local, foreign, or supranational government or governmental department, private or public arbitral tribunal, court, commission, panel, board, bureau, agency, taxing authority, instrumentality, or other entity or authority, however organized or denominated.

Exhibit 2.1 - Asset Sale Agreement    Page 5

“Hazardous Materials” means pollutants, contaminants, pesticides, petroleum and petroleum products, polychlorinated biphenyl, and asbestos, and includes any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined or regulated under any applicable Law, determined or identified as hazardous or toxic under any applicable Law, or the Release of which is prohibited or otherwise regulated under any applicable Law.
“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements, (d) all obligations of such Person issued as the deferred purchase price of assets, property or services, (e) all lease obligations of such Person capitalized on the books and records of such Person or otherwise required to be capitalized in accordance with GAAP, (f) all letters of credit or performance bonds issued for the account of such Person, whether or not at the time drawn, and (g) all guarantees and support arrangements of such Person of any of the foregoing types of Indebtedness of any other Person.

“Indemnifiable Labor and Employment Matters” means breaches of or defaults under the Union Agreement that (a) occurred prior to or as of the Closing or (b) relate to acts or omissions at or prior to the Closing that, with notice or lapse of time or both, would constitute a breach or default under the Union Agreement.
“Indemnitee” means any Person who is or may be entitled to seek indemnification pursuant to the provisions of Article 9.
“Indemnitor” means any Person who is or may be obligated to provide indemnification pursuant to the provisions of Article 9.
“Information Technology” means all computer systems, communication systems, software and hardware, source code, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Intellectual Property” means (a) Patents, (b) Trademarks, (c) Copyrights, (d) all rights in Technology, (e) all registrations, and applications for registration, of any of the rights referred to in clauses (a) through (d), (f) the moral and economic rights of authors and inventors in any of the foregoing, and (g) any other intellectual property rights, including, as applicable, all goodwill associated with any of the foregoing.
“Intellectual Property License Agreement” means the agreement substantially in the form attached hereto as Exhibit F.
“Intracompany Indebtedness” means (a) any Indebtedness or obligation, however arising or evidenced (including non-trade payables), attributed to the conduct of the business or operations at the Facility owed to Seller or any Affiliate of Seller by, or receivable by Seller or any Affiliate of Seller from, Seller or any Affiliate of Seller, including accounts payable arising from the intercompany purchase of goods, including parts and components, and direct expenses incurred Related to the Facility, (b) any service fees, management charges, or payments for Tax-related balances Related to the Facility incurred as a result of the Facility's membership in a corporate group comprising Seller or any of its Affiliates, and (c) in the case of clauses (a) and (b), any accrued and unpaid interest thereon.
“Inventories” means all raw materials, work in process, finished goods, scrap, and stores inventory of the Business, whether held at the Facility or the Real Property, in transit, or held on the premises of a third party, including the Inventories set forth on Schedule 1d.

Exhibit 2.1 - Asset Sale Agreement    Page 6

“Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of those individuals identified on Schedule 1e.
“Laws” means (a) any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations and municipal by-laws, (b) any judgment, order, writ, decision, ruling or award of any Governmental Authority and (c) general principles of common law and equity.
“Liens” means any mortgage, pledge, security interest, charge, claim, adverse interest in property, judgment, lease, lien, deed of trust, right of first refusal, easement, servitude, or other encumbrance of any kind, including any property interest or title of any vendor, lessor, lender or other secured party under any conditional sale contract or title retention contract that in substance secures an obligation of any Person, or any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Litigation” means any action, claim, charge, complaint, grievance, cause of action, demand, suit, litigation, arbitration, proceeding, or investigation, whether civil, criminal or regulatory, or in law or in equity, by or before any Governmental Authority.
“Loss” or “Losses” means any and all demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages, fines, penalties, judgments, awards, costs, expenses, disbursements, financial responsibility for compliance costs, investigative costs, cleanup costs, and injunctive relief, including any remediation and natural resource damages, in each case to the extent paid, incurred or suffered by an Indemnitee or otherwise resulting in a diminution in value of any kind or character (in contract or in tort, whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including (a) reasonable fees and expenses of attorneys, consultants, accountants, and other agents and experts reasonably incident to matters indemnified against, (b) penalties (but excluding exemplary and punitive damages relating to the conduct, actions or inaction of Indemnitee), (c) interest on any amount payable to a third party as a result of the foregoing, and (d) all amounts paid in settlement of claims or actions in accordance with Section 9.04 hereof, and all amounts reasonably necessary to indemnify the Indemnitee against any liability for Taxes which such Party will incur as a result of the indemnity payment itself; provided, however, that Losses shall be net of any insurance proceeds actually received by an Indemnitee from a nonaffiliated insurance seller on account of such Losses (after taking into account any costs incurred in obtaining such proceeds).
“made available” means either physically provided by Seller to Purchaser or added to (and not removed from) Seller's electronic dataroom with Merrill Datasite on or after November 15, 2012 and no later than 12:00 pm Eastern time on the day that is one Business Day prior to the date of this Agreement.
“MaRCC System” means the accounting consolidation system of Seller's Affiliate, RTA.
“MaRCC Codes” means the codes that are assigned to each business activity of Seller for the purposes of the MaRCC System.
“Marked Materials” has the meaning ascribed to it in Section 7.11.
“Material Adverse Effect” any change, effect, event, occurrence, circumstance, state of facts or development that is or could reasonably be expected to be, whether in the near term or over an extended period, individually or in the aggregate with all other changes, effects, events, occurrences, circumstances, state of facts or developments, (a) materially adverse to the Business, the Purchased Assets or the Assumed Liabilities, liabilities, condition (financial or otherwise), or results of the Business, taken as a whole, excluding any change, effect, event, occurrence, circumstance, state of facts or development arising out of, related to, or resulting from (i) the announcement of this Agreement, including the loss or departure of officers or other Employees of the Facility (provided that this clause (i) shall not be applicable with respect to Seller's representations and warranties in Section 4.04), (ii) any generally applicable change in Law or accounting

Exhibit 2.1 - Asset Sale Agreement    Page 7

standards, principles or interpretations thereof applicable to the Facility or the Purchased Assets, (iii) acts of war, armed hostilities or terrorism, (iv) any adverse financial, economic, political, or other change, effect, circumstance or development attributable to conditions generally applicable in the industries in which the Business operates, and (v) any actions taken, or any failure to take action, in each case, which Purchaser has requested or approved in writing; except, in the cases of clauses (ii), (iii) and (iv), such changes, effects, events, occurrences, circumstances, state of facts or developments to the extent that they have a disproportionate impact on the Business, Purchased Assets or the Assumed Liabilities, liabilities, condition (financial or otherwise), or results of the Business, taken as a whole, relative to other participants in the industry in which the Facility operates, or (b) materially adverse to the ability of Seller to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.
“Names” has the meaning ascribed to it in Section 7.11.
“Net Pension Liability” means the unfunded benefit obligation based on the market value of the assets and projected benefit obligation of the Assumed Plan as of the Calculation Time, as determined in accordance with GAAP as reflected in the principles, policies, procedures, and methodologies set forth on Exhibit J attached hereto.
“Nonunion Employees” has the meaning ascribed to it in Section 8.03.
“Noranda” means Noranda Aluminum, Inc., a Delaware corporation, and any of its Affiliates.
“Notice of Disagreement” has the meaning ascribed to it in Section 3.03(b).
“Notice of Pension Statement Disagreement” has the meaning ascribed to it in Section 3.04(b).
“Notice Period” as applied to any Third-Party Claim for which an Indemnitee seeks to be indemnified pursuant to Article 9 hereof, means the period ending 30 days after the time at which the chairman, president, any vice president, secretary or an employee with primary responsibility for the matter which is the subject of the notice of the Indemnitee (or the Indemnitee, if the Indemnitee is an individual) has received actual notice of the assertion of a Third-Party Claim for which such Indemnitee would be entitled to Indemnification pursuant to Article 9.
“Ordinary Course” or “Ordinary Course of Business” means the conduct of the operations and business of the Facility substantially in accordance with normal day-to-day requirements of its operations and business, consistent with past customs, practices, and procedures.
“Outside Date” has the meaning ascribed to it in Section 6.04.
“Parent Guarantee” has the meaning ascribed to it in the Introduction.
“Party” and “Parties” have the meaning ascribed to such terms in the Introduction.
“Patents” means industrial and utility models, industrial designs, all patents and patent applications, including all re-examination certificates, reissues, divisions, continuations and continuations-in-part and extensions, and all post-grant forms of any of the foregoing, as well as unpatented inventions and the contents of any and all invention disclosures and open invention dockets for which no patent application has been filed.
“PC Related Agreements” means the Coordination Agreement, the Escrow Agreement, the Notification and Control Agreement, the Security and Lockbox Agreement, the Security Agreement, and the Guaranty Agreement entered into in connection with the Power Contract and listed on Schedule 1f.
“Pension Statement” has the meaning ascribed to it in Section 3.04(a).

Exhibit 2.1 - Asset Sale Agreement    Page 8

“Permits” means licenses, permits, registrations, identification numbers, certificates, orders, approvals, qualifications, variances, waivers, grants, franchises, fillings, reports, returns, notices, and authorizations issued or required by any Person, including Environmental Permits.
“Permitted Liens” means any (a) mechanics', materialmen's and similar Liens securing a Retained Liability and imposed by Law with respect to amounts not yet due and payable or the validity of which is being contested in good faith, (b) Liens for Taxes not yet due and payable or the validity of which is being contested in good faith through the appropriate proceedings, (c) pledges or deposits to secure Retained Liabilities and that arise under workers' compensation Laws or similar legislation, and (d) non-monetary Liens or any other easements, rights-of-way, restrictive covenants, servitudes and any similar rights or other matters identified on any title insurance policies or surveys delivered prior to the date of this Agreement to Purchaser by Seller that do not individually or in the aggregate materially impair the Business or the value, use or operation of any of the Purchased Assets; provided that any Liens or title exceptions that would not constitute Permitted Liens under clauses (a) and (b) of this definition of “Permitted Liens” will not constitute Permitted Liens under this clause (d).
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, joint venture, trust, union, association, Governmental Authority or other entity.
“Power Contract” means the Retail Electric Service Agreement, dated as of July 1, 2009, by and between Kenergy Corp. and Seller.
“Products” means, collectively, completed and finished goods (including billet and remelt) manufactured and produced at the Facility.
“Products Supply Agreement” means the agreement substantially in the form attached hereto as Exhibit G.
“Provider” has the meaning ascribed to it in the Transition Services Agreement.
“Purchased Assets” has the meaning ascribed to it in Section 2.02.
“Purchaser” has the meaning ascribed to it in the Introduction.
“Purchaser Benefit Plans” has the meaning ascribed to it in Section 8.09.
“Purchaser Contribution Plans” has the meaning ascribed to it in Section 8.13.
“Purchaser Indemnitees” has the meaning ascribed to it in Section 9.01.
“Purchaser Trust” has the meaning ascribed to it in Section 8.14(a)(i).
“Purchaser's Welfare Plans” has the meaning ascribed to it in Section 8.05.
“Real Estate Deed” means the deed to the Real Property substantially in the form attached hereto as Exhibit H.
“Real Property” means the real estate located in Robards, Kentucky, as more particularly defined and described in Schedule 2.02(a).
“Related to the Facility” means owned, used in or held for use in connection with, or primarily related to, arising out of, or resulting from, the conduct of the Business prior to the Closing.

Exhibit 2.1 - Asset Sale Agreement    Page 9

“Release” means any release, spill, emission, migration, leaking, pumping, pouring, emitting, emptying, injection, deposit, escape, leaching, dumping, disposal or discharge of any Hazardous Materials into the environment.
“Representatives” with respect to any Person, means such Person's directors, officers, managers, employees, agents, accountants, legal and financial advisers and other representatives.
“Required Consents” means the Consents necessary to cause the assignment or transfer of the Tax Incentive Agreements to Purchaser as contemplated by this Agreement, and the other Consents, if any, identified on Schedule 1g.
“Retained Liabilities” has the meaning ascribed to it in Section 2.05.
“Retiree Medical Benefits Adjustment” means $4,000,000, which amount represents the liabilities associated with certain retiree medical benefits being assumed by Purchaser pursuant to Article 8.
“RTA” has the meaning ascribed to it in the Introduction.
“RTA Guarantee” has the meaning ascribed to it in the Introduction.
“Seller” has the meaning ascribed to it in the Introduction.
“Seller Expenses” means all costs and expenses, including all attorneys' fees, accountants' fees, and other commissions, expenses, and other liabilities or obligations, incurred by Seller in respect of the transactions contemplated by this Agreement.
“Seller Indemnitees” has the meaning ascribed to it in Section 9.02.
“Seller Master Trust” has the meaning ascribed to it in Section 8.14(a)(i).
“Seller's Welfare Plans” has the meaning ascribed to it in Section 8.05.
“Sister Facilities” has the meaning ascribed to it in Section 7.01(b).
“Straddle Period” means (a) in respect of Taxes, any Tax year or period before the Closing Date and ending on or after the Closing Date and (b) in respect of Apportionments other than Taxes, a period beginning before the Closing Date and ending on or after the Closing Date.
“Surveys” has the meaning ascribed to it in Section 7.15(b).
“Target Working Capital” means $71,000,000.00.
“Tax” or “Taxation” means any and all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, receipts, net wealth, asset values, turnover, added value or other reference and statutory, governmental, national, federal, state, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes and any escheat or unclaimed property obligation), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.
“Tax Claim” has the meaning ascribed to it in Section 7.08(f).
“Tax Incentive Agreement” means all active or pending Tax abatements, incentives, bonds, or other similar special Tax benefit programs in Kentucky in effect as of the date of this Agreement and each of the

Exhibit 2.1 - Asset Sale Agreement    Page 10

Contracts relating thereto to which Seller or any of its Affiliates is a party, which Contracts are set forth on Schedule 1h.
“Tax Return” means, with respect to any Tax, any information return with respect to such Tax, any report, statement, declaration or document required to be filed under the applicable Tax Law in respect of such Tax, any claims for refund of Taxes paid, and any amendment or supplements to any of the foregoing.
“Technology” means and includes all Information Technology, technical information and know-how, confidential or non-confidential, and trade secrets, including all information and know-how related to increasing manufacturing efficiency and profitability, and all patterns, techniques, schematics, diagrams, specifications, plans, designs, research data, formulae, manufacturing, sales, service or other processes, operating manuals, drawings, equipment and parts lists (with any related descriptions and instructions), manuals, data, databases, records, procedures, packaging instructions, product specifications, analytical methods, sources and specifications for raw materials, manufacturing and quality control procedures, toxicity and health and safety information, environmental compliance and regulatory information, research and development records and reports and other documents relating to the foregoing.
“Termination Certificate” has the meaning ascribed to it in Section 4.08(c).
“Termination Notice” has the meaning ascribed to it in Section 4.08(c).
“Third-Party Claims” means any and all rights or Litigation asserted against an Indemnitee by a third party for which indemnification may be sought pursuant to Article 9.
“Threshold Amount” has the meaning ascribed to it in Section 9.08(a).
“Title Commitments” has the meaning ascribed to it in Section 7.15(b).
“Title Company” has the meaning ascribed to it in Section 7.15(b).
“Title Policies” has the meaning ascribed to it in Section 7.15(e).
“Trademarks” means all common law and registered trademarks, service marks, logos, trade dress and trade names, internet domain names, and the goodwill of the business symbolized thereby each of the foregoing, other business, product or service identifiers and all registrations and applications for registration of the foregoing.
“Transfer Tax” means all notarial fees, duties, and Taxes (other than income, gain, profits, gross profits, franchise, margin, business and occupation, commercial activity, and similar Taxes) or their equivalents in all jurisdictions where such fees, taxes and duties are incurred, imposed, or payable as a result of the sale and transfer of the Purchased Assets contemplated by this Agreement, regardless upon whom such Taxes are levied or imposed by law, including transfer, land transfer, value added, excise, sales, use, stamp, documentary, filing, recording, permit, license, authorization, consumption, goods or services, sales, retail sales, social services, and intangible and similar Taxes. For the avoidance of doubt, any damages or clawback resulting from a breach or default of a Tax Incentive Agreement is not a Transfer Tax.
“Transferring Employees” has the meaning ascribed to it in Section 8.03.
“Transferring Nonunion Employees” has the meaning ascribed to it in Section 8.03.
“Transferring Union Employees” has the meaning ascribed to it in Section 8.02.
“Transition Services Agreement” means the agreement substantially in the form of Exhibit I attached hereto.

Exhibit 2.1 - Asset Sale Agreement    Page 11

“Union” means the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC.
“Union Agreement” means the Agreement, dated October 29, 2009, between Alcan Primary Products Corporation, Sebree Works, and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC.
“Union Employees” has the meaning ascribed to it in Section 8.02.
“Unpermitted Exceptions” has the meaning ascribed to it in Section 7.15(d).
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended.
“WC Adjustment” means an amount (which can be a negative number) equal to (a) the Closing Working Capital minus (b) the Target Working Capital.
“WC Statement” has the meaning ascribed to it in Section 3.03(a).

“Working Capital” means an amount equal to Current Assets minus Current Liabilities, calculated in accordance with the working capital principles set forth in Exhibit E.
“Zoning Letters” has the meaning ascribed to it in Section 7.15(c).
1.02        Other Rules of Interpretation. Headings and table of contents should be ignored in constructing this Agreement. References to one gender include both genders. References to the singular include the plural and vice versa. References to this Agreement mean and include the Exhibits, the Disclosure Schedules, and the Introduction. Unless expressly provided otherwise, references to Articles, Sections, Exhibits, and Disclosure Schedules are to Articles, Sections, Exhibits, and the Disclosure Schedules of or to this Agreement. References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm. All dollar amounts set forth herein are expressed in currency of the United States. Unless the context otherwise requires, any reference or use in this Agreement of the word “including” is illustrative only and shall be deemed to be followed by the words “without limitation.”
ARTICLE 2:    SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
2.01    Purchase of Assets and Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, all of the Purchased Assets, and (b) Purchaser shall assume and agree to pay, discharge and perform when due all of the Assumed Liabilities.
2.02    Purchased Assets. The “Purchased Assets” are those assets Related to the Facility, wherever such assets are situated and of whatever kind or nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, as the same may exist as of the Closing, including the assets described below in this Section 2.02, whether or not described in the preceding portions of this sentence (but excluding the Excluded Assets):
(a)Real Property. The Real Property, as more particularly defined and described in Schedule 2.02(a), together with the plants, buildings, fixtures and improvements thereon and all tenements, hereditaments, leaseholds, mineral rights and appurtenances thereon and thereto, and all easements benefiting the Real Property.

Exhibit 2.1 - Asset Sale Agreement    Page 12

(b)Personal Property Other Than Inventory. The furniture, fixtures, machinery, equipment, equipment subassemblies, furnishings, vehicles, tools, dies, service, pallets, office and other supplies and other tangible personal property (in each case, other than Inventories) that is either (i) located at the Real Property, (ii) reflected on the audited carve-out balance sheet included in the Audited 2012 Financial Statements (other than Excluded Assets and any assets sold or disposed of in the Ordinary Course of Business and consistent with the terms of this Agreement since the date of such balance sheet), or (iii) otherwise Related to the Facility or related to any of the other Purchased Assets or Assumed Liabilities, whether or not such property is reflected as an asset on the books and records of Seller (collectively, the “Equipment”), including the Equipment described on Schedule 2.02(b).
(c)Facility Information. All books and records Related to the Facility or related to any of the other Purchased Assets, or the Assumed Liabilities, whether or not physically located at the Real Property (other than those that relate solely to Excluded Assets or Retained Liabilities), including files, telephone directories, invoices, personnel records (subject to applicable Law), supplier lists, manuals (including policy manuals), drawings, accounting books and records (including internal audit workpapers, control matrices, testing procedures and all other materials related to internal control over financial reporting or compliance with the Sarbanes Oxley Act of 2002), detailed fixed-asset ledgers and records, promotional signs and literature, manufacturing and quality control records and procedures and compliance policies and procedures and computer disks and tapes with the foregoing books and records stored on them (collectively, “Facility Information”); provided that Seller may (subject to Section 7.12(c)) make and retain a copy of any Facility Information it deems reasonably necessary for Seller's ongoing business or for performance of obligations or in connection with the Retained Liabilities.
(d)Governmental Permits. To the extent assignable, the Permits and the Environmental Permits issued by a Governmental Entity Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities.
(e)Contracts. The rights of Seller or its Affiliates, as the case may be, in, to, and under the Power Contract, the Tax Incentive Agreements and all other Assumed Contracts.
(f)Inventory. The Inventories.
(g)Prepaid Expenses. All deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid rents, license fees and expenses, in each case to the extent Related to the Facility, related to the Business or related to any of the other Purchased Assets or the Assumed Liabilities.
(h)Sebree Trade Name. All right, title and interest of Seller or any Affiliate of Seller in or to any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin containing the word “Sebree”.
(i)Computer Software. All computer software that is unique to and used or held for use solely or exclusively in connection with the Business or related to any of the other Purchased Assets or the Assumed Liabilities, including all documentation and source codes with respect to such software (to the extent Seller or any Affiliate possesses such documents or source codes).
(j)Technology: All Technology that is (i) unique to and used or held for use solely or exclusively in connection with, the Business, and (ii) all rights to sue for infringement of such Technology.
(k)Intellectual Property: All Intellectual Property that is (i) unique to and used or held for use solely or exclusively in connection with, the Business, and (ii) all rights to sue for infringement of such Intellectual Property.

Exhibit 2.1 - Asset Sale Agreement    Page 13

(l)Restrictions on Competition and Confidentiality. To the extent assignable, all rights of Seller to enforce restrictions on competition and obligations regarding confidentiality or limited use of information imposed on third parties and present and former officers, executives and employees, to the extent such restrictions and obligations are Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities.
(m)Warranties. Subject to Section 2.03(n), all rights under or pursuant to warranties, representations and guarantees to the extent made by suppliers, manufacturers or contractors in connection with products or services that are Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities.
(n)Claims. Except for the claims and causes of action identified on Schedule 2.03(o), all claims and causes of action in favor of Seller or its Affiliates Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities, including all claims under insurance policies.
(o)Assumed Plan. The underlying assets of the Assumed Plan.
(p)Goodwill and Associated Assets. Any and all goodwill, going concern value and similar assets, to the extent Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities.
2.03    Excluded Assets. Notwithstanding anything to the contrary, Seller and its Affiliates shall retain all of their respective rights, title and interests in and to, and shall not be deemed to, sell, transfer, assign, convey or deliver to Purchaser the following (collectively, the “Excluded Assets”):

(a)Cash and Cash Equivalents. Any cash or cash equivalents, including any marketable securities or certificates of deposit, funds on deposit in any escrow or similar account (including those funds, paid, credited, or held in connection with or resulting from the July 2009 transaction involving E.ON U.S. LLC, but excluding the items contemplated by Section 2.02(g)).
(b)Tax Refunds and Credits. Except as otherwise provided in Section 7.08(d) or arising under or in connection with any Tax Incentive Agreement, any rights of Seller or its Affiliates with respect to (i) any Tax refunds, credits, tax loss carry forwards, rebates or abatements, (ii) any rights to credits, refunds, rebates or abatements of Taxes relating to periods (or portions thereof) ending at or prior to the Closing Date, (iii) any Tax Returns or Tax records of Seller or any of its Affiliates, and (iv) any rights of Seller or any of its Affiliates under any Tax allocation or sharing agreement.
(c)Accounts Receivable. All notes and receivables howsoever arising, including all trade notes and trade accounts receivable.
(d)Production Samples. All samples of products that were manufactured at the Facility and sold prior to the Closing Date.
(e)Certain Contracts. All Contracts (including the Alumina Contract) that are not Assumed Contracts, including (i) all Contracts between any Affiliate of Seller and end-customers purchasing Products produced by or at the Facility, and (ii) those Contracts with suppliers and other Persons set forth on Schedule 2.03(e).
(f)Insurance Policies. All property, casualty or other insurance policies or related insurance services contracts held by Seller or any of its Affiliates and any prepaid expense associated with such policies, and, subject to Section 2.02(n), any rights of Seller or any of its Affiliates under any such policy or contract.

Exhibit 2.1 - Asset Sale Agreement    Page 14

(g)Business Benefit Plans. Any Business Benefit Plans and underlying assets or any rights in the Business Benefit Plans, except the Assumed Plan.
(h)Rights Under This Agreement. Any rights of Seller or Seller Indemnified Parties under this Agreement, any Ancillary Agreement or any other agreement between Seller and Purchaser.
(i)Trademarks and Trade Names. Except as set forth in Section 7.11, any rights in, relating to, or for use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin that includes, is based on, relates to or is likely to be confused with the name “Alcan” (the “Excluded Name”); provided, however, for the avoidance of doubt, all right, title and interest of Seller or any Affiliate of Seller in or to any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin containing the word “Sebree” shall not be an Excluded Asset but instead shall be a Purchased Asset.
(j)Computer Software. All the computer software other than the computer software described in Section 2.02(i).
(k)Technology: All Technology other than the Technology described in Section 2.02(j).
(l)Intellectual Property. All Intellectual Property other than (i) the trademarks, service marks, brand names, certification marks, trade names, corporate names, domain names, other indications of source or origin containing the word “Sebree”, computer software, Technology and Intellectual Property described in Sections 2.02(h), (i), (j) or (k), and (ii) the rights granted to Purchaser under the Intellectual Property License Agreement.
(m)Corporate Records. The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, books and records relating to federal, state, local or foreign income, gross receipts, franchise, estimated alternative minimum or add-on taxes, and any other books and documents solely relating to the governance, organization, maintenance and existence of Seller as a corporation.
(n)Proceeds Relating to Warranties. Any proceeds payable by third parties to Seller in connection with warranties, representations and guarantees extended to Seller by such third parties to the extent the matters giving rise to such warranty, representation or guarantee have been fully mitigated and remedied prior to the Closing.
(o)Claims and Causes of Action. All claims and causes of action against third parties in favor of Seller or an Affiliate of Seller Related to the Facility or related to any of the other Purchased Assets or the Assumed Liabilities, including all claims under insurance policies, in each case to the extent each such claim or cause of action has been initiated by Seller or an Affiliate of Seller, as applicable, prior to the Closing and is described on Schedule 2.03(o).
(p)Unclaimed Property. All abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date.
(q)Equity. The membership interests or any other rights of Seller in or to APPC.
2.04    Assumed Liabilities. The “Assumed Liabilities” are the following liabilities and obligations of Seller (but excluding the Retained Liabilities):

Exhibit 2.1 - Asset Sale Agreement    Page 15

(a)Assumed Contracts. All liabilities and obligations arising under or relating to the executory portion of the Assumed Contracts, to the extent such liabilities or obligations first arise or accrue on or after, or are otherwise properly attributable to periods commencing on or after, the Closing Date, other than liabilities or obligations that arise out of breaches or defaults thereunder by Seller or any of its Affiliates or any of their respective predecessors-in-interest.
(b)Certain Tax Liabilities. All liabilities and obligations for Taxes expressly allocated to Purchaser pursuant to Section 2.09 or Section 7.08(c).
(c)Certain Employee and Benefits Liabilities. Liabilities associated with providing vacation time, sick leave, and paid time off to Transferring Employees and liabilities of the Assumed Plan, in each case to the extent expressly assumed by Purchaser pursuant to Article 8.
(d)Closure Liabilities. Except to the extent arising out of, relating to, or resulting from a breach of Seller's representations or warranties (whether or not expired) set forth in this Agreement or in any Ancillary Agreement, any liabilities or obligations arising out of, relating to, or resulting from the closure or decommissioning of the Facility after the Closing or the disposal after the Closing of spent pot lining.
2.05    Retained Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume or become responsible for, and shall not be deemed to have assumed or to have become responsible for, (x) any liabilities or obligations of Seller or any of its Affiliates or any of their respective predecessors-in-interest or relating to the Purchased Assets or the Excluded Assets or Related to the Facility, or (y) any of the following (collectively the “Retained Liabilities”):
(a)Certain Tax Liabilities. Liabilities or obligations (i) for Taxes of Seller or Seller's Affiliates except to the extent expressly allocated to Purchaser pursuant to Section 2.09 or Section 7.08(c), (ii) for Taxes that relate to the Facility, Purchased Assets, Excluded Assets or Assumed Liabilities for any Tax year or period ending before the Closing Date or for any Straddle Period, except to the extent expressly allocated to Purchaser pursuant to Section 2.09 or Section 7.08(c), (iii) for payments under any Tax allocation, sharing or similar agreement (whether oral or written) to which Seller, any Affiliate of Seller, or the Facility or Purchased Assets are subject, other than pursuant to this Agreement, (iv) imposed under any bulk transfer Law of any jurisdiction, under any de facto merger Law, successor liability Law or any other Law, (v) for Seller's share of the Transfer Taxes pursuant to Section 2.09, and (vi) for any damages or clawback resulting from the breach of any Tax Incentive Agreement at or prior to the Closing, or, if such breach is due to an act or omission of Seller or any of its Affiliates or any of their respective predecessors in interest, after the Closing.
(b)Pre-Closing Sales. Liabilities or obligations arising out of, relating to, or resulting from services provided or products sold or repaired prior to the Closing in connection with the Business or the Facility and all product return, rebate, credit and warranty obligations, and all product liabilities, relating thereto.
(c)Seller Expenses. The Seller Expenses.
(d)Indebtedness. Any Indebtedness, including Intracompany Indebtedness.
(e)Payables. All third-party trade accounts payable and all third-party accrued expenses and liabilities.
(f)Litigation. Any liabilities or obligations arising out of, relating to, or resulting from any Litigation.
(g)Environmental Liabilities. Any liabilities or obligations arising out of, relating to, or resulting from (i) the generation, use, handling, treatment, storage, transportation, disposal or Release of

Exhibit 2.1 - Asset Sale Agreement    Page 16

any Hazardous Materials, including any such liabilities or obligations to the extent resulting from violations of applicable Environmental Laws, at, on, or from the Facility or the Real Property, in existence as of, or resulting from Seller's use or operation of the Facility or the Purchased Assets at or prior to, the Closing and including any liabilities and obligations resulting from claims of exposure to, or related to the migration of, any Hazardous Materials occurring after the Closing based on Releases or conditions in existence at or prior to the Closing, and (ii) any violations of Environmental Law at or in connection with the Facility or the Purchased Assets, including requirements under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and implementing regulations at 40 C.F.R. Parts 264, 265 and 270, and including liabilities for violations of Section 112 of the Clean Air Act, 42 U.S.C. § 7412 and implementing regulations at 40 C.F.R. Part 63 Subparts A and RRR, and including liabilities and obligations under such regulations based on operational practices and procedures conducted prior to the Closing Date which were continued in substantially the same manner on or after the Closing Date, including, without limiting the foregoing, the EPA NESHAP Claim.
(h)Business Benefit Plans. Any liabilities or obligations relating to the Business Benefit Plans, except as expressly assumed by Purchaser under Section 2.04(c).
(i)Liabilities Under This Agreement. Any liabilities or obligations of Seller under, or in connection with the execution, delivery or performance by Seller of, this Agreement or the Ancillary Agreements.
2.06    Instruments of Conveyance and Transfer. The conveyance of the Purchased Assets to Purchaser (other than the Real Property, and the Assumed Contracts) shall be effected pursuant to the Bill of Sale. The conveyance to Purchaser of the Real Property shall be effected pursuant to the Real Estate Deed. The assignment by Seller and the assumption by Purchaser of the Assumed Contracts as contemplated by this Agreement and the Assumed Liabilities shall be effected pursuant to the Assumption Agreement.
2.07    Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither this Agreement nor any Ancillary Agreement shall constitute an agreement to assign, assume or transfer, any Permit, Assumed Contract (other than the Power Contract), or any claim, right, benefit or obligation arising thereunder or resulting therefrom if the assignment or transfer thereof or the attempt to make an assignment or transfer thereof without the Consent of a third party would constitute a material breach thereof or affect adversely the rights and/or obligations of Purchaser or Seller thereunder. Any transfer or assignment to Purchaser by Seller of any interest, or assumption by Purchaser of any obligation, under any such Permit or Assumed Contract (other than the Power Contract) that requires the Consent of a third party to make any assignment or transfer thereof shall be made subject to such Consent being obtained. In the event any such Consent is not obtained prior to the Closing Date, Seller shall continue to use all commercially reasonable efforts to obtain any such Consent on or after the Closing Date until such time as such Consent has been obtained, and Seller will cooperate with Purchaser in any lawful arrangement requested by Purchaser to provide that Purchaser shall receive the interest of Seller, in the benefits under any such Permit or Assumed Contract (other than the Power Contract), including sublicensing, subcontracting or performance by Seller as agent; provided, however, that Purchaser shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor hereunder if such Consent had been obtained prior to the Closing Date (and Seller shall pay or bear responsibility for any additional liabilities). Seller shall pay and discharge, and shall indemnify and hold Purchaser harmless from and against, any and all reasonable out-of-pocket costs of seeking to obtain or obtaining any such Consent on or after the Closing Date. Nothing in this Section 2.07 shall be deemed a waiver by Purchaser of the conditions set forth in Sections 6.01(e) or 6.01(f) or its right to have received at or prior to the Closing an effective assignment of all of the Purchased Assets and/or Assumed Contracts (including the Power Contract), nor shall this Section 2.07 be deemed to constitute an agreement to exclude from the Purchased Assets any asset.

Exhibit 2.1 - Asset Sale Agreement    Page 17

2.08    Consummation of Purchase and Sale. The Closing shall occur on the Closing Date. The consummation of the purchase and sale of the Purchased Assets hereunder shall, for all tax, accounting, computational and other purposes under this Agreement and the Ancillary Agreements, be deemed effective as of 12:01 a.m. (Sebree, Kentucky time) on the Closing Date; provided, however, that the Working Capital shall be determined in a manner and as of the time set forth in Exhibit E and the Net Pension Liability shall be determined as of the Calculation Time and in a manner set forth in Exhibit J.
2.09    Liability for Transfer Taxes. Each of Purchaser and Seller shall (a) be responsible for 50% of any and all Transfer Taxes, regardless of the Person liable for such Transfer Taxes under applicable Law, (b) prepare all Tax Returns required to be filed by it in respect of Transfer Taxes, and (c) cause all such Tax Returns to be timely and properly filed.
ARTICLE 3:    PURCHASE PRICE, ALLOCATION AND ADJUSTMENT
3.01    Purchase Price. On the terms and subject to the conditions contained herein, Purchaser agrees to pay to Seller (a) at the Closing, an amount in cash (the “Closing Payment”) equal to (i) 80% of the Base Purchase Price minus (ii) the Retiree Medical Benefits Adjustment, and (b) as soon as practicable, and in any event no later than 5 Business Days, after the later of the date that the Closing Working Capital has been determined in accordance with the provisions of this Agreement and the date Seller has fully paid to the trust of the Assumed Plan an amount equal to the Net Pension Liability in accordance with Section 3.05, an amount in cash (the “Final Payment”) equal to (i) 20% of the Base Purchase Price plus (ii) the WC Adjustment (which can be a negative number) (provided, however, that if the Final Payment is a negative number, Seller shall instead pay Purchaser the absolute value of such amount in cash at such time). All adjustments and payments contemplated by the preceding clause (b) and Section 3.05 shall be treated as adjustments to the purchase price for all Tax purposes unless otherwise required by applicable Law. In addition, concurrently with the settlement and payment of the Final Payment, the Parties shall settle and pay any other amounts then known and determined that may be payable under this Agreement, including Apportioned Obligations and apportioned Taxes under Section 7.08(c). Notwithstanding anything herein to the contrary, in the event the Closing Date is not a Business Day, on or prior to the Business Day immediately preceding the Closing Date, (a) the Parties shall each execute, and shall cause the Escrow Agent to execute, the Escrow Agreement and Purchaser shall pay or cause to be paid by wire transfer of immediately available funds to the Escrow Agent, an amount in cash equal to the Closing Payment, which amount shall be held in escrow and disbursed by the Escrow Agent on the first Business Day immediately following the Closing Date in accordance with the terms of the Escrow Agreement, and (b) all documents and instruments to be delivered at Closing will be executed and deposited with and will be held in escrow by (i) counsel for Purchaser, with respect to the Closing deliveries of Seller, and (ii) Seller, with respect to the Closing deliveries of Purchaser (other than the Closing Payment), in each case until the Closing Payment is released by the Escrow Agent in accordance with the terms of the Escrow Agreement. If, in accordance with the immediately preceding sentence, the Closing Payment is paid to the Escrow Agent and subsequently paid to Seller by the Escrow Agent in accordance with the Escrow Agreement and all documents and instruments are executed and deposited with counsel for Purchaser or Seller, as the case may be, then such payment shall be deemed for all purposes to have been paid by Purchaser to Seller at the Closing and such documents and instruments shall be deemed for all purposes to have been delivered by the applicable Party to the Purchaser's counsel or Seller, as applicable, at the Closing.
3.02    Method of Payment. The Closing Payment, the Final Payment and any amount under Section 3.06 to be paid to Seller shall each be paid to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Purchaser (which written designation shall be delivered to Purchaser no later than 5 Business Days prior to the date such payment is to be paid to Seller). The Final Payment and any payment under Section 3.05 or Section 3.06 to be paid to Purchaser, if any, shall be paid to Purchaser by wire transfer of immediately available funds to the account or accounts designated in writing by Purchaser to Seller (which written designation shall be delivered to Seller no later than 5 Business Days prior to the date such payment is to be paid to Purchaser).

Exhibit 2.1 - Asset Sale Agreement    Page 18

3.03    Post-Closing Working Capital Adjustment.
(a)Determination of Closing Working Capital. Not later than the 90th day following the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “WC Statement”) setting forth Purchaser's calculation of Working Capital as of the Calculation Time (such amount, as determined pursuant to this Section 3.03(a) and Section 3.03(b), the “Closing Working Capital”). The Closing Working Capital shall be calculated in accordance with the principles, policies, procedures and methodologies set forth in Exhibit E.
(b)Review of and Resolution of Disputes Relating to WC Statement. The WC Statement and the calculation of the Closing Working Capital reflected therein shall become final and binding upon the Parties on the 60th day following Seller's receipt thereof (including supporting schedules, analyses, working papers and other documentation) unless Seller gives written notice of its disagreement with any component of the WC Statement (the “Notice of Disagreement”) to Purchaser prior to such date. Purchaser shall provide Seller and its employees, agents, and representatives with reasonable access during normal business hours, upon reasonable notice and subject to Purchaser's reasonable safety and security policies and procedures, such personnel, properties, books, records and work papers of the Facility as Seller may reasonably request in connection with its review of the WC Statement, which access shall be provided until the WC Statement becomes final and binding on the Parties. The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a Notice of Disagreement complying with the preceding sentence is received by Purchaser in a timely manner, then the WC Statement (as revised in accordance with this Section 3.03(b)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Parties resolve in writing any disputes with respect to the matters specified in the Notice of Disagreement, or (ii) the date on which any such disputes are finally resolved in writing by KPMG LLP (or, if either of the Parties reasonably believes KPMG LLP is not independent of one or both of the Parties or their respective Affiliates, or if KPMG LLP is otherwise not willing or able to serve in such capacity, a nationally recognized independent accounting firm agreed to by the Parties in writing) (the “Accounting Firm”). During the 60-day period following the delivery of a Notice of Disagreement in compliance with this paragraph, the Parties shall seek in good faith to resolve any disputes with respect to the matters specified in the Notice of Disagreement. If, at the end of such 60-day period, the Parties have not resolved such disputes, the Parties shall submit to the Accounting Firm for review and resolution of any and all matters that remain in dispute. The Parties shall use their respective good faith efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. The Accounting Firm shall (i) apply the principles set forth in Exhibit E, (ii) afford Seller and Purchaser a reasonable opportunity to make written and oral presentations in support of their respective positions, (iii) require that each of Seller and Purchaser supply the other with a copy of any written or oral presentations made to the Accounting Firm, (iv) include reasons for each relevant determination in its written statement, (v) review only, and base the resolution of the calculations in dispute solely on, the submissions by Seller and Purchaser, and (vi) not perform an independent review or audit of the financial information of Purchaser, unless so requested in writing by Purchaser and Seller. The Accounting Firm shall address only the calculations in dispute (including disputes as to the application of GAAP), and any resolution of a disputed calculation by the Accounting Firm shall not be outside the range for such calculation created by the submissions by Seller and Purchaser. The Accounting Firm's determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Accounting Firm shall be borne by the Parties in inverse proportion as they may prevail on the value of (and not the quantity of) matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.
3.04    Net Pension Liability.
(a)Determination of Net Pension Liability. Not later than the 90th day following the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Pension Statement”) setting forth

Exhibit 2.1 - Asset Sale Agreement    Page 19

Seller's calculation of the Net Pension Liability. The Net Pension Liability shall be calculated by an enrolled actuary in accordance with the principles, policies, procedures, and methodologies set forth in Exhibit J.
(b)Review of and Resolution of Disputes Relating to Pension Statement. The Pension Statement and the calculation of the Net Pension Liability reflected therein shall become final and binding upon the Parties on the 60th day following Purchaser's receipt thereof (including supporting schedules, analyses, working papers and other documentation) unless Purchaser provides a notice of its disagreement with any component of the Pension Statement (the “Notice of Pension Statement Disagreement”) to Seller prior to such date. The Notice of Pension Statement Disagreement shall specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation. If a Notice of Pension Statement Disagreement complying with the preceding sentence is given in a timely manner, then the Pension Statement (as revised in accordance with this Section 3.04(b)) shall become final, binding and non-appealable upon the earlier of (i) the date on which the Parties resolve in writing any disputes with respect to the matters specified in the Notice of Pension Statement Disagreement, or (ii) the date on which any such disputes are finally resolved in writing by KPMG LLP (or, if either of the Parties reasonably believes KPMG LLP is not independent of one or both of the Parties or their respective Affiliates, or if KPMG LLP is otherwise not willing or able to serve in such capacity, a nationally recognized independent actuary firm agreed to by the Parties in writing) (the “Actuary Firm”). During the 60-day period following the delivery of a Notice of Pension Statement Disagreement in compliance with this paragraph, the Parties shall seek in good faith to resolve any disputes with respect to the matters specified in the Notice of Pension Statement Disagreement. If, at the end of such 60-day period, the Parties have not resolved such disputes, the Parties shall submit to the Actuary Firm for review and resolution of any and all matters that remain in dispute. The Parties shall use their respective good faith efforts to cause the Actuary Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Actuary Firm. The Actuary Firm shall (i) apply the principles set forth in Exhibit J, (ii) afford Seller and Purchaser a reasonable opportunity to make written and oral presentations in support of their respective positions, (iii) require that each of Seller and Purchaser supply the other with a copy of any written or oral presentations made to the Actuary Firm, (iv) include reasons for each relevant determination in their written statement, and (v) review only, and base the resolution of the calculations in dispute solely on, the submissions by Seller and Purchaser. The Actuary Firm shall address only the calculations in dispute, and any resolution of a disputed calculation by the Actuary Firm shall not be outside the range for such calculation created by the submissions by Seller and Purchaser. The Actuary Firm's determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Actuary Firm shall be borne by the Parties in inverse proportion as they may prevail on the value of (and not the quantity of) matters resolved by the Actuary Firm, which inverse proportionate allocations shall also be determined by the Actuary Firm at the time the determination of the Actuary Firm is rendered on the merits of the matters submitted.
3.05    Funding of Pension Liability. At or prior to the Closing (or, if the Closing Date is not a Business Day, at or prior to the time Purchaser delivers the Closing Payment to the Escrow Agent), Seller will deliver to the trust of the Assumed Plan an amount in cash equal to $14,400,000 (the “Closing Pension Liability Payment”). Within 7 days following the final determination of the Net Pension Liability pursuant to Section 3.04, Seller will deliver to the Purchaser Trust (or in the event the Purchaser Trust is not yet established at such time, to the trust of the Assumed Plan) an amount in cash equal to the difference between (a) the Net Pension Liability and (b) the Closing Pension Liability Payment, and will provide Purchaser evidence of such payment. Following such payments, Seller shall have no further obligation or liability to Purchaser or any other Person with regard to the Net Pension Liability, except to the extent relating to or arising from a breach of a representation or warranty of Seller in this Agreement or in any certificate delivered in connection with this Agreement.
3.06    Apportionments. Apportionments relating to (a) periods prior to the Closing Date shall be borne by Seller, and (b) periods on or after the Closing Date shall be borne by Purchaser; provided, however, that Apportionments with respect to any Straddle Period shall be apportioned accordingly. Purchaser shall deliver to Seller a written statement setting forth the actual amounts in respect of the items described above

Exhibit 2.1 - Asset Sale Agreement    Page 20

that are to be apportioned to Seller or Purchaser, including supporting schedules, analyses, working papers and other documentation. The net amount (if any) payable under this Section 3.06 shall be agreed between the Parties within 60 days after Closing Date or, failing such agreement, shall be determined by the Accounting Firm, with the decision of the Accounting Firm being final and binding. The amounts (if any) payable by the Purchaser to the Seller or by the Seller to Purchaser, as the case may be, pursuant to this Section 3.06 shall be due within 5 Business Days of the amount being agreed upon or otherwise final and binding.

3.07    Allocation of Purchase Price. Within 90 days after the Final Purchase Price has been determined, Purchaser shall propose to Seller an allocation of the Final Purchase Price among the Purchased Assets in accordance with Section 1060 of the Code for Seller's approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Seller shall deliver its approval or any objections no later than the 20th day following receipt of Purchaser's proposed allocation. The Parties shall consult and attempt to resolve in good faith any objections raised by Seller. If the Parties are unable to reach agreement on the allocation within 30 days, the Parties shall refer the matter to the Accounting Firm for final and binding determination. All fees and expenses of the Accounting Firm shall be borne by the Parties in inverse proportion as they may prevail on the value of (and not the quantity of) matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. Seller and Purchaser shall report and file Tax Returns, including United States Internal Revenue Service Form 8594, in a manner consistent with such allocation and shall take no position that is inconsistent with it or contrary to it unless required to do so by Law. Seller shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Purchaser may reasonably request to prepare such allocation.

ARTICLE 4:    REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser as follows:
4.01    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its properties and assets (including the Purchased Assets) and to carry on its business and operations (including the Facility) as currently conducted. Seller has taken all required action to qualify to do business in each jurisdiction where its activities, properties or the conduct of the operations or business of Seller (including the Facility) require such qualification. In connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, Seller has complied with the terms and conditions of its Articles of Incorporation and Bylaws.
4.02    Authority Relative to this Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements and, subject to obtaining the Required Consents, to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been, and on the Closing Date the Ancillary Agreements will be, duly executed and delivered by Seller and this Agreement constitutes, and each Ancillary Agreement when executed and delivered by Seller shall constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms against Seller, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
4.03    Consents and Approvals. Assuming for purposes of this Section 4.03 that Section 2.07 was not a part of this Agreement, except for the Required Consents, no Consent is required on the part of Seller in connection with (a) the execution and delivery by Seller of this Agreement or the Ancillary Agreements,

Exhibit 2.1 - Asset Sale Agreement    Page 21

the performance by Seller of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any other action contemplated hereby or thereby, or (b) the continuing validity and effectiveness immediately after the Closing of any Assumed Contract or Permit that is material to the Business.
4.04    No Violation. Assuming for purposes of this Section 4.04 that Section 2.07 was not a part of this Agreement, the execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Ancillary Agreements by Seller will not, and subject to obtaining the Required Consents, the performance by Seller of its obligations hereunder and under the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or constitute a material breach or material default (with or without notice or lapse of time, or both) or give a right of termination, adjustment or modification under, any material Contract (including the material Assumed Contracts) or material Permit to which Seller is a party or by which any of its properties or assets (including the Purchased Assets) are bound, (c) result in the creation or imposition of any Lien upon the Facility or any of the Purchased Assets, or (d) violate any Law applicable to the Facility or any of the Purchased Assets.
4.05    Litigation. Except as set forth on Schedule 4.05, (a) there is no Litigation pending or, to the Knowledge of Seller, threatened, which could adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which it is or will become a party, (b) there is no, and since January 1, 2008 there has not been any, Litigation pending or, to Knowledge of Seller, threatened, against or concerning the Facility, any of the Purchased Assets, or any of the Assumed Liabilities, other than returns of products in the Ordinary Course of Business, (c) Seller has not received any notice of, and to the Knowledge of Seller there is no, investigation or inquiry by a Governmental Authority pending or threatened which could adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, or any notice that any investigation or inquiry by a Governmental Authority is pending or threatened against or concerning Seller, the Facility, any of the Purchased Assets, or any of the Assumed Liabilities, and (d) Seller is not subject to any order, judgment, writ, injunction or decree of any Governmental Authority relating to or which could affect the Facility, any of Purchased Assets, or any of the Assumed Liabilities.
4.06    Business Financial Information.
(a)Each of the audited carve-out balance sheets, carve-out statements of operations, carve-out statements of comprehensive income (loss), carve-out statements of cash flows and carve-out statements of changes in invested equity of the Business, and the related assets and liabilities, as of and for the 12-month periods ended December 31, 2010 and December 31, 2011, together with the auditor's reports thereon, (the “Audited 2010 and 2011 Financial Statements”) is attached to Schedule 4.06(a) and has been prepared, in accordance with GAAP (subject to the footnotes included therein, including note 1) applied on a consistent basis throughout the periods covered thereby, from the books and records of Seller and the Business as maintained on the MaRCC System. When prepared and delivered at or prior to the Closing as contemplated by Section 7.20, the audited carve-out balance sheet, carve-out statement of operations, carve-out statement of comprehensive income (loss), carve-out statement of cash flows and carve-out statement of changes in invested equity of the Business, and the related assets and liabilities, as of and for the 12-month period ended December 31, 2012, together with the auditor's report thereon, (the “Audited 2012 Financial Statements” and, together with the Audited 2010 and 2011 Financial Statements, the “Business Financial Information”) will have been prepared, in accordance with GAAP (subject to footnotes to be included therein that are consistent with the footnotes, including note 1, contained in the Audited 2010 and 2011 Financial Statements) from the books and records of Seller and the Business as maintained on the MaRCC System. The Audited 2010 and 2011 Financial Statements present, and the Audited 2012 Financial Statements will, from and after the delivery thereof, present, fairly in all material respects the financial position, results of operations, cash flows and equity of the Business, and the related

Exhibit 2.1 - Asset Sale Agreement    Page 22

assets and liabilities, as of the dates thereof and for the periods covered thereby, in each case in accordance with GAAP (subject to the footnotes described above).
(b)Seller and RTA make and keep books, records and accounts that have been consistently prepared and maintained throughout the periods covered and that fairly present, in all material respects, the financial position and results of operations of the Business as at their respective dates for their respective periods taking into consideration that the purposes for which they were prepared were to record transactions, assets and liabilities of the Business in the Ordinary Course and to prepare financial statements and internal reports of Seller and the Business; provided, however, that such books, records and accounts may not necessarily reflect the financial position and results of operations of the Business had it been operated on a stand-alone basis during the periods covered. Such books, records and accounts, together with the adjustments described on the accounting bridge attached as Schedule 4.06(b), fairly present, in all material respects, the information included in the carve-out balance sheets and the carve-out statements of operations included in the Audited 2010 and 2011 Financial Statements (subject to the footnotes included therein, including note 1) (and, when delivered, the Audited 2012 Financial Statements). Seller and RTA maintain systems of internal accounting controls sufficient to provide reasonable assurances: (i) that transactions are recorded as necessary to permit the preparation of unaudited financial statements of the Business, and the related assets and liabilities, with due care and in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with authorizations of management and directors of Seller; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller's assets.
(c)Seller has no Indebtedness or other liabilities Related to the Facility or related to any of the Purchased Assets other than those (i) specifically reflected in, reasonably reserved against or otherwise described in the balance sheet as of December 31, 2011 included in the Audited 2010 and 2011 Financial Statements or (ii) incurred in the Ordinary Course of Business since December 31, 2011 (none of which, except as set forth in Schedule 4.06(c), relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or environmental liabilities).
4.07    Compliance with Permits and Laws. Schedule 4.07 sets forth a true, complete and correct list of all Permits which Seller has for the conduct of the Business or the ownership, use or operation of any of the Purchased Assets. Except as set forth in Schedule 4.07, (a) Seller possesses all material Permits necessary for the ownership, use and operation of the Purchased Assets and/or the conduct of the Business as conducted by Seller at or prior to the Closing, (b) all such Permits are in full force and effect and all fees and charges with respect thereto due at or prior to the Closing have been fully and timely paid or made, and (c) Seller has complied in all material respects with such Permits and all Laws applicable to the ownership, use and operation of the Purchased Assets and/or conduct of the Business as conducted by Seller at any time during the 5 year period immediately preceding the Closing Date, and has not received any written or other notice of or been charged with the violation of any Laws during such period. Subject to obtaining the Required Consents, all Permits which are assignable or transferable by Seller to Purchaser will be sold, transferred, assigned, conveyed and delivered to Purchaser at the Closing and no such Permits will be violated, terminated, modified, suspended or deemed ineffective upon or as a result of consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The Real Property is not, and upon the consummation of the conveyances contemplated in Section 7.15 shall not be, in violation of any applicable zoning, subdivision or other land use Law, including provisions relating to permissible non-conforming uses, if any.
4.08    Contracts.
(a)Schedule 4.08 sets forth a true, complete and correct list of each Contract to which Seller or the Facility is a party, by which Seller or the Facility is bound, or to which any of the Purchased Assets are subject:

Exhibit 2.1 - Asset Sale Agreement    Page 23

(i)which provides for future payments thereunder of more than $100,000 in any 12-month period;
(ii)whose term is in excess of one year and is not cancelable upon less than 90 days prior notice without any premium, penalty or other liability (other than a nominal cancellation fee or charge), including Contracts for distribution, dealer, sales representative, or sales agency agreements, guarantees of the obligations of third parties (including any joint ventures), and Contracts for the purchase of raw materials, components or supplies and sales orders or other Contracts for the sale of finished goods;
(iii)which restricts the kinds of businesses in which Seller or the Facility may engage or the geographical area in which Seller or the Facility may conduct its operations or businesses;
(iv)which is an indenture, security agreement, mortgage, loan agreement or other Contract for, or evidencing or governing, the borrowing of money or a line of credit;
(v)which is material to Seller's or the Facility's operations, business, property, assets, liabilities or financial condition, or the Purchased Assets or Assumed Liabilities;
(vi)which is an employment contract or an agreement containing noncompetition covenants which inure to the benefit of the business conducted at the Facility;
(vii)with any Affiliate of Seller or any current or former officer, director or stockholder of Seller and that is Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities;
(viii)for the sale of any of the assets of Seller Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities;
(ix)for capital expenditures in excess of $100,000 Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities;
(x)for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities;
(xi)relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or the capital stock of any other Person;
(xii) (A) granting any license of Intellectual Property, (B) limiting Seller's ability to exploit fully any of the Intellectual Property included in the Purchased Assets, or (C) containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of Intellectual Property;
(xiii)obligating Seller to provide or obtain products or services for a period of more than 30 days or requiring Seller to purchase or sell a stated portion of requirements or outputs, in either case that are Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities;
(xiv)that is an Assumed Contract (including the Power Contract);
(xv)which provides for severance, retention, change in control or other similar payments Related to the Facility or related to any of the Purchased Assets, Assumed Liabilities or Transferring Employees;
(xvi)with Noranda (including the Alumina Contract); or

Exhibit 2.1 - Asset Sale Agreement    Page 24

(xvii)which provides for administration of health and welfare benefits, or other similar payments.
(b)Neither Seller nor, to the Knowledge of Seller, any other Person is in material breach or violation of, or default under, any Contract listed or required to be listed on Schedule 4.08 or any Assumed Contract, and no event has occurred and no circumstance exists which, if not remedied, would result in any such material breach or violation or default (with or without notice or lapse of time, or both). Each of the Contracts listed or required to be listed on Schedule 4.08 and each Assumed Contract is valid, binding and enforceable against the parties thereto and in full force and effect, except where the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally. Subject to obtaining the Required Consents, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination, suspension, modification, a default in any material respect under, or acceleration of any term, condition or obligation under, the Contracts listed or required to be listed on Schedule 4.08 or any Assumed Contract. No party to any Contract listed or required to be listed on Schedule 4.08 or to any Assumed Contract has exercised any termination rights with respect thereto, and no such party has given notice of any dispute with respect to such Contract. Prior to the date hereof, Seller has made available to Purchaser true, complete and correct copies of the Contracts set forth on Schedule 4.08.
(c)On January 31, 2013, Seller delivered to Kenergy Corp. and Big Rivers Electric Corporation its written notice to terminate the Power Contract (the “Termination Notice”), which Termination Notice was accompanied by a certificate from the President of Alcan Corporation (the “Termination Certificate”).  Seller has provided Purchaser with a true, complete and correct copy of such Termination Notice and Termination Certificate.  The execution and delivery of the Termination Notice and Termination Certificate were duly authorized by all necessary corporate actions of Seller and Alcan Corporation and all statements and representations set forth in the Termination Notice and Termination Certificate were true and correct as of the day such statements were made.  To the Knowledge of Seller, no other notice, approval or action is necessary to terminate the Power Contract in accordance with its terms.  Neither Seller nor any of its Affiliates has rescinded or otherwise modified or amended such Termination Notice or Termination Certificate, and, to the Knowledge of Seller, no event has occurred and no circumstance exists to render such Termination Notice or Termination Certificate ineffective.
4.09    Environmental Matters. Except as set forth on Schedule 4.07 or Schedule 4.09, (a) the Facility and each of the Purchased Assets is, and has been for the 5 year period immediately preceding the Closing Date, in compliance with all Environmental Laws in all material respects and Seller has obtained and is in compliance with all Consents in all material respects applicable thereto and no written notice of violation has been received by Seller or the Facility relating to or arising out of any Environmental Law, other than matters that have been resolved or that are no longer outstanding, (b) neither Seller nor the Facility has received during the 5 year period immediately preceding the Closing Date written notice from any Governmental Authority to remediate any condition resulting from the Release of Hazardous Materials in connection with the Facility or the Purchased Assets or has received any written notice of any material environmental claim, actions, proceedings or investigations that are currently outstanding, and no material environmental claims are pending or, to the Knowledge of Seller, threatened, with respect to the Facility or the Purchased Assets by any Governmental Authority or any other party under any Environmental Laws, (c) neither Seller nor the Facility nor any of the Purchased Assets is the subject of any material order or party to any material contract with respect to any Environmental Law, remedial action or Release or threatened Release of Hazardous Materials, (d) to the Knowledge of Seller, Seller does not need to make any material expenditure or operational adjustments outside the Ordinary Course of Business in order to achieve or maintain material compliance with any Environmental Law or any Environmental Permit with respect to the Facility or the Purchased Assets, (e) during Seller's ownership, use or operation of the Facility or the Purchased Assets, or, to the Knowledge of Seller, during the ownership, operation or use of the Facility or the Purchased Assets by any other person, including prior owners, no Hazardous Materials have been Released, treated or stored on, disposed of at, or transported from, the Facility or the Real Property in violation of any Environmental

Exhibit 2.1 - Asset Sale Agreement    Page 25

Laws, or otherwise in a manner which may reasonably be expected to result in any material liability under Environmental Laws, (f) there is no site to which Seller or any of its Affiliates has transported or arranged for the transport of Hazardous Materials associated with the Facility or the Purchased Assets which, to Knowledge of Seller, is the subject of any environmental action that would result in an Environmental Claim, and (g) Seller has made available to Purchaser, in written or electronic format, all environmental site assessments or other material documents related to compliance with Environmental Laws in the possession or control of Seller. Schedule 4.09 sets forth a true, complete and correct list of all Environmental Permits.
4.10    Benefit Plans.
(a)List of Benefit Plans. Schedule 1b contains a list of each Business Benefit Plan. Other than the Business Benefit Plans set forth on Schedule 1b, neither Seller nor any ERISA Affiliate has directly or indirectly maintained or contributed to (or has any direct or indirect, or actual or contingent, liability or obligation with respect to) any other Business Benefit Plan in connection with the Facility or the Employees.
(b)Benefit Plan Documents. With respect to each Business Benefit Plan, Seller has heretofore made available to Purchaser true and complete copies of: (i) the documents constituting, governing and/or relating to the Business Benefit Plans or, in the case of an unwritten Business Benefit Plan, a written description thereof, (ii) the most recent determination letters from the IRS, (iii) all summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Business Benefit Plan, (v) all material correspondence relating to the Alcan Corporation Sebree Hourly Pension Plan (the “Assumed Plan”) between Seller, its ERISA Affiliates or their representatives and any government agency and (vi) any other documents, forms or other instruments relating to any Business Benefit Plan reasonably requested by Purchaser. With respect to the Assumed Plan and the post-retirement health and welfare benefit obligations under the Union Agreement, Seller has provided to Purchaser the true and complete data necessary to calculate the benefit liabilities and to determine the fair market value of assets, if any, held for such benefit. Except as otherwise set forth in Schedule 4.10(b), no such Business Benefit Plan has been modified or terminated since the time it was made available to Purchaser, nor has there been any entry into or plan or commitment, whether formal or informal and whether or not legally binding, to create (or undertake an obligation to contribute to) any additional Business Benefit Plan, agreement or other arrangement, or to modify or terminate any such Business Benefit Plans.
(c)Compliance with Law. Each Business Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Business Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Purchaser or its Affiliates.
(d)Tax Qualification. Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.
(e)Pension Plan and COBRA Liabilities. Except with respect to the Assumed Plan, neither Purchaser nor any of its Affiliates will have any liability after the Closing arising from (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code that is or has been maintained, administered or contributed to by Seller or any ERISA Affiliate, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) or a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) with respect to which Seller or any ERISA Affiliate contributes to, or has in

Exhibit 2.1 - Asset Sale Agreement    Page 26

the past contributed to, or (iii) any failure of Seller, any ERISA Affiliate or their respective group health plans to comply with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(f)No Pending Claims. There is no pending or, to the Knowledge of Seller, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to the Assumed Plan (other than routine claims for benefits), nor, to the Knowledge of Seller, is there any basis for one.
(g)Contributions. All contributions, transfers, or payments required to be made to, the Assumed Plan prior to the Closing Date will have been paid, made or accrued prior to the Closing Date.
Plans. With respect to the Assumed Plan, neither the Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition exists that presents a risk to the Seller or any ERISA Affiliate of incurring any such liability or failure. The Assumed Plan has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA. Schedule 4.10(h) identifies the “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA for the Assumed Plan as of January 1, 2012. The Assumed Plan is not in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or currently subject to the limitations of Section 436 of the Code. The Assumed Plan has not incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to the Assumed Plan, nor has any lien in favor of any Business Benefit Plan arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. Neither the Seller nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA, and there have been no “installment acceleration amounts” as that term is defined in Section 430(c)(7)(C) of the Code. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would reasonably be expected to constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to the Assumed Plan.
4.11    Intellectual Property and Information Technology.
(a)Intellectual Property Disclosure. Schedule 4.11(a) sets forth all Intellectual Property used in or necessary for the conduct of the Business (as conducted during the 12-month period immediately prior to the date hereof) or the ownership, use or operation of any of the Purchased Assets, including all Intellectual Property licensed from a third party. There is no material Litigation pending or, to the Knowledge of Seller, threatened against Seller relating to the Technology or Intellectual Property that constitutes Purchased Assets.
(b)Basic Non-Infringement and Sufficiency. The conduct of the business and operations of the Facility and the ownership, use or operation of any of the Purchased Assets, including the manufacture, import, export, use, sale, or other disposition of the Products, does not and will not, infringe, violate, conflict with or misappropriate the Intellectual Property rights of any Person. None of the Intellectual Property in the Purchased Assets is being infringed or otherwise used or available for use by any Person other than the Seller. The Intellectual Property included in the Purchased Assets or licensed to Purchaser pursuant to the Ancillary Agreements includes all of the Intellectual Property necessary and sufficient to enable Purchaser to conduct the business and operations of the Facility and to own, use and operate of the Purchased Assets in the Ordinary Course of Business following the Closing.
(c)No Adverse Consequences. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) any

Exhibit 2.1 - Asset Sale Agreement    Page 27

limitation, degradation or impairment of the Intellectual Property or Technology Related to the Facility or related to the Purchased Assets or Assumed Liabilities, (ii) Purchaser or Seller being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser or Seller being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the contemplated transactions.
(d)Information Technology. Schedule 4.11(d) sets forth all material Information Technology licensed to or for the benefit of the Facility or any of the Purchased Assets by any other Person. As of the Closing, except as set forth on Schedule 4.11(d), the Information Technology will be owned by, licensed to or used under an agreement with or for the benefit of the Facility. Except as set forth on Schedule 4.11(d), in the 12 months prior to the date hereof there have been no performance reductions or breakdowns of, or logical or physical intrusions to, any Information Technology or losses of data that have had a Material Adverse Effect on the Facility or the Purchased Assets.
4.12    Labor Matters.
(a)Except for the Union Agreement, neither Seller nor the Facility is now, nor has it (including its current and former Affiliates and/or predecessors) at any time during the past 5 years been, a party to any collective bargaining agreement and none of the current employees of Seller and/or the Facility is a member of or represented by a labor organization for the purpose of collective bargaining with respect to his or her employment by Seller and/or the Facility, as the case may be. There are no labor unions engaged in any organizing activity with respect to the Facility. Except as disclosed in Schedule 4.12(a)(i), there are no strikes, slowdowns, picketing, or work stoppage or other similar activities pending or, to the Knowledge of Seller, threatened against Seller and/or the Facility. Except as disclosed in Schedule 4.12(a)(ii), there are no proceedings against Seller relating to the Facility or the Purchased Assets which allege violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee, union or other labor organization with any labor relations board or other Governmental Authority, organizational activity, or other labor or employment dispute, or application for certification of a collective bargaining agent for one or more groups of Seller employees. To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.
(b)With respect to the Transferring Employees, Seller is in material compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, immigration, human rights, occupational safety, workers' compensation, and language of work and plant closings. Except as listed on Schedule 4.12(b), there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened against Seller relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)Schedule 4.12(c) contains a true, complete and correct list of all Employees as of the date of this Agreement, together with each Employee's respective position, base salary, commission, bonus and other incentive compensation (amount paid for the immediately preceding year and target for the current year), employment location, date of hire, and status as full-time or part-time.
(d)Seller represents that, with the exception of Union Employees receiving benefits under Seller's Weekly Accident & Sickness Plan, there are no Union Employees participating in short term or long term disability plans.

Exhibit 2.1 - Asset Sale Agreement    Page 28

4.13    Brokers. Neither Seller nor the Facility has, directly or indirectly, employed any broker, finder, agent or intermediary, or incurred any broker's fee or finder's fee or commission with respect to the transactions contemplated hereby or by any of the Ancillary Agreements and none of them have dealt with any Person purporting to act in the capacity of a finder or broker with respect thereto.
4.14    Title to Assets; Sufficiency.
(a)Seller has good and marketable title to all of the Purchased Assets. At the Closing, Seller will have and convey to Purchaser good and marketable title to the Purchased Assets, in each case free and clear of any and all Liens, except for Permitted Liens. Except as disclosed in Schedule 4.16(a), Seller has not leased or otherwise granted to any other Person the right to use or occupy the Real Property or any portion thereof.
(b)The Purchased Assets, together with the rights, licenses, services and benefits to be provided to Purchaser under the Ancillary Agreements, are sufficient for Purchaser to conduct the business and operations of the Facility from and after the Closing Date in the Ordinary Course of Business and in the manner conducted during the 12-month period immediately preceding the date hereof.
4.15    Real Property.
(a)Seller has made available to Purchaser true, complete and correct copies of the deeds by which Seller acquired the Real Property, all title insurance policies, opinions and abstracts that relate to the Real Property, all Permitted Liens, and any other Liens or unrecorded documents or instruments that contain, establish or reflect Liens or other encumbrances affecting the Real Property. The Real Property constitutes all of the real property owned, leased, occupied, used or operated by Seller as of the date of this Agreement and at Closing. Except as set forth on Schedule 4.16(a), there are no Persons other than Seller in possession of the Real Property, and Seller has not leased, licensed or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof. There are no interests, options, first refusal or first opportunity rights or other similar rights with respect to any portion of the Real Property. Other than the rights of Purchaser pursuant to this Agreement, there are no unrecorded options, rights of first offer or rights of first refusal to purchase the Real Property or any portion thereof or interest therein. Each of (i) the Real Property that is not Excess Real Property (without reliance on the Excess Real Property) and (ii) the Excess Real Property, has direct access to a public street adjoining the such property, and such access is not dependent on any land or other real property interest which is not included in such property. The Facility is not dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property that is not Excess Real Property.
(b)No portion of the Real Property is subject to any pending condemnation proceeding or proceeding by any Governmental Authority and, to the Knowledge of Seller, there is no threatened condemnation or other proceeding with respect thereto. No written notice from any Governmental Authority has been received concerning the actual or potential imposition of any special assessments on the Real Property. To the Knowledge of Seller, Seller is not in violation of a condition, covenant or restriction contained in any Permitted Lien or any other easement, restrictive covenant, encumbrance or similar instrument or agreement applicable to the Real Property.
4.16    Safety and Health. Except as disclosed in Schedule 4.15, within the past 2 years, neither Seller nor the Facility (including their current and former Affiliates and/or predecessors) has received any notice, citation, claim, assessment or proposed assessment respecting or alleging any violation by Seller and/or the Facility of any applicable occupational safety and health laws, and neither Seller nor the Facility is a party to any pending dispute with respect to compliance with any applicable safety and health Law.
4.17    Absence of Certain Developments. Except as expressly contemplated by this Agreement, since December 31, 2011, (a) Seller has conducted the business and operations of the Facility only in the

Exhibit 2.1 - Asset Sale Agreement    Page 29

Ordinary Course of Business, (b) there has not been any damage or destruction, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $50,000 for any single loss or $150,000 for all such losses, (c) there has not been a Material Adverse Effect, and (d) Seller has not taken any action or agreed to take any action which, if taken after the date of this Agreement, would be prohibited by Section 7.05 absent the consent of Purchaser.
4.18    Tangible Personal Property. Except as set forth on Schedule 4.18, all of the material items of tangible personal property included in the Purchased Assets are, when taken as a whole, in satisfactory operating condition (given the age and historic usage of such items) for their current uses, and no condition exists requiring repairs thereof other than maintenance in the Ordinary Course of Business. All of the material items of tangible personal property leased by Seller are, when taken as a whole, in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has not leased, licensed or otherwise granted to any Person the right to use any items of tangible personal property included in the Purchased Assets.
4.19    Certain Payments. Neither Seller nor, to the Knowledge of Seller, any of its representatives or any other Person associated with or acting on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services, (i) to obtain favorable treatment in securing business for, or for favorable treatment for business already secured by, Seller, (ii) to obtain special concessions for, or for special concessions already obtained in respect of, Seller, or (iii) in violation of any Law, or (b) established or maintained any fund or asset with respect to Seller that has not be recorded in the books and records of Seller.
4.20    Unclaimed Property. Except as set forth in Schedule 4.20, there is no abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law Related to the Facility.
4.21    Diligence Requests; Disclosure. Seller has made available to Purchaser true, complete and correct copies of each document that has been requested by Purchaser or its representatives in connection with Purchaser's evaluation of the business and operations of the Facility, the Purchased Assets, and the Assumed Liabilities, other than any such document that does not exist or is not in Seller's possession or subject to the control of Seller. None of the representations or warranties made by Seller herein, when read together with the Disclosure Schedules and the Business Financial Information, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 5:    REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as set forth below:
5.01    Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. In connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, Purchaser has complied with the terms and conditions of its Certificate of Formation and Limited Liability Company Agreement.
5.02    Authority Relative to this Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and any Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is or becomes a party prior to the Closing Date and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and on the Closing Date those Ancillary Agreements to

Exhibit 2.1 - Asset Sale Agreement    Page 30

which Purchaser is a party will be, duly executed and delivered by Purchaser and, upon such execution and delivery, constitute (or will constitute) legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
5.03    Consents and Approvals. The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery of each of the Ancillary Agreements by Purchaser to the extent it is a party thereto will not, require Purchaser to obtain any Consent. Except as set forth on Schedule 5.03, the performance by Purchaser of its obligations hereunder or thereunder, the consummation by Purchaser of the transactions contemplated hereby or thereby and the taking by Purchaser of any other action contemplated hereby or thereby will not require Purchaser to obtain any Consent.
5.04    No Violation. The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery of the Ancillary Agreements by Purchaser to the extent it is a party thereto will not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under the certificate of incorporation or bylaws of Purchaser, (b) violate, conflict with, or constitute a breach or default (with or without notice or lapse of time, or both) under, or result in the creation or imposition of any Lien upon the properties or assets of Purchaser under any contract, instrument, agreement or similar arrangement to which it is a party or by which any of its assets are bound, which violation, conflict, default or Lien would adversely affect the ability of Purchaser to perform its obligations under this Agreement or any of the Ancillary Agreements, or (c) violate any Law applicable to Purchaser.
5.05    Purchase Price. Purchaser will have on the Closing Date access to and use of immediately available funds in an amount sufficient to pay in full the Closing Payment and to thereafter pay the Final Payment.
5.06    Brokers. Purchaser has not, directly or indirectly, employed any broker, finder, agent or intermediary, or incurred any broker's fee or finder's fee or commission with respect to the transactions contemplated hereby or by the Ancillary Agreements and Purchaser has not dealt with any Person purporting to act in the capacity of finder or broker with respect thereto.
ARTICLE 6:    CONDITIONS PRECEDENT
6.01    Conditions of Purchaser. The obligation of Purchaser to effect the Closing and to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Purchaser at its option:
(a)Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement and the Ancillary Agreements shall be true, correct and complete in all material respects at and as of the Closing, as if made anew at and as of that time, except that those representations and warranties made by Seller in this Agreement and the Ancillary Agreements that contain materiality or similar qualifications shall be true, correct and complete in all respects.
(b)Compliance with Agreements. Seller shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement and the Ancillary Agreements which are to be performed or complied with by Seller at or before the Closing.
(c)Changes. Since the date of this Agreement, there shall not have been a Material Adverse Effect.

Exhibit 2.1 - Asset Sale Agreement    Page 31

(d)No Injunction or Legal Impediment. There shall not be outstanding any order, injunction, judgment, decree or ruling, whether temporary, preliminary or permanent, of any Governmental Authority having jurisdiction over Purchaser, Seller, the Facility or the Purchased Assets enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement. There shall not be instituted or pending any Litigation that could reasonably be expected to adversely affect in a material manner Purchaser's ownership, use or operation of the Facility or the Purchased Assets, from and after Closing. No Governmental Authority having jurisdiction over Purchaser, Seller, the Facility, or the Purchased Assets shall have enacted, issued or promulgated any Law that has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby, or which could reasonably be expected to adversely affect in a material manner Purchaser's ownership, use or operation of the Facility or the Purchased Assets from and after Closing.
(e)Consents. All Required Consents shall have been obtained on terms and conditions reasonably satisfactory to Purchaser and shall remain in effect.
(f)Power Contract Consent. The Consent of Kenergy Corp. to the assignment of the Power Contract to Purchaser as contemplated by this Agreement shall have been obtained in accordance with Article 16 of the Power Contract, and such Consent shall remain in effect.
(g)Lien Releases. Seller shall have delivered all instruments and documents necessary to release any and all Liens on the Purchased Assets (other than Permitted Liens), including appropriate UCC financing statement amendments (termination statements).
(h)Real Property Deliveries. Purchaser shall have received the Title Policies or a binding undertaking to issue the Title Policies from the Title Company and such affidavits and indemnities from Seller required by the Title Company to issue the Title Policies.
(i)Closing Documents. Seller shall have made all deliveries required of it in Section 6.03 below.
(j)Union Agreement. Purchaser shall have completed, on terms satisfactory to Purchaser, any bargaining of terms with the Union with respect to the Union Agreement and the assignment of the Union Agreement to and assumption of obligations and liabilities thereunder by Purchaser in accordance with Section 8.01; it being expressly agreed and understood that Purchaser shall not, as a consequence of or in connection with any such bargaining of terms with the Union, seek any modification, change, or amendment of the Union Agreement.
(k)Audited 2012 Financial Statements. Purchaser shall have received the Audited 2012 Financial Statements.
(l)Escrow Agreement. If the Closing Date is not a Business Day, Seller and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(m)New Alumina Contract. Purchaser shall have entered into an alumina supply agreement (or agreements), on terms acceptable to Purchaser, sufficient to fully supply the Facility's full capacity production for 2014 and the remaining portion of 2013.
6.02    Conditions of Seller. The obligation of Seller to effect the Closing and to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Seller at its option:
(a)Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement and the Ancillary Agreements shall be true, correct and

Exhibit 2.1 - Asset Sale Agreement    Page 32

complete in all material respects at and as of the Closing, as if made anew at and as of that time, except that those representations and warranties made by Purchaser in this Agreement and the Ancillary Agreements that contain materiality or similar qualifications shall be true, correct and complete in all respects.
(b)Compliance with Agreements. Purchaser shall have performed and complied in all material respects with all of the terms, covenants, conditions and obligations under this Agreement and the Ancillary Agreements which are to be performed or complied with by Purchaser at or before the Closing.
(c)No Injunction or Legal Impediment. There shall not be outstanding any order, injunction, judgment, decree or ruling, whether temporary, preliminary or permanent, of any Governmental Authority having jurisdiction over Purchaser, Seller, the Facility or the Purchased Assets enjoining or otherwise preventing the consummation of the transactions contemplated by this Agreement. No Governmental Authority having jurisdiction over Purchaser, Seller, the Facility or the Purchased Assets shall have enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.
(d)Power Contract Consent. The Consent of Kenergy Corp. to the assignment of the Power Contract to Purchaser as contemplated by this Agreement shall have been obtained in accordance with Article 16 of the Power Contract, and such Consent shall remain in effect.
(e)Closing Documents. Purchaser shall have made all deliveries required of it under Section 6.03 below.
(f)Escrow Agreement. If the Closing Date is not a Business Day, Purchaser and the Escrow Agent shall have executed and delivered the Escrow Agreement.
6.03    Closing Deliveries. At the Closing, the Parties shall deliver or shall cause to be delivered the following items:
(a)Ancillary Agreements. Each of Seller and Purchaser shall execute and deliver the Ancillary Agreements and such other instruments and documents as are required by the provisions of this Agreement or the Ancillary Agreements, or as are reasonably necessary, in the reasonable opinion of the Parties' respective legal counsel, to effect performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
(b)Closing Certificate of Seller. Seller shall cause to be delivered to Purchaser a certificate duly executed by an officer of Seller, in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.01(a), (b), (c), (e) and (f) have been satisfied.
(c)Closing Certificate of Purchaser. Purchaser shall cause to be delivered to Seller a certificate duly executed by an officer of Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 6.02(a) and (b) have been satisfied.
(d)Purchase Price. Purchaser shall pay the Closing Payment as required by Section 3.02.
(e)Closing Pension Liability Payment. Seller shall pay the Closing Pension Liability Payment as required by Section 3.05.
6.04    Termination by Purchaser. Prior to the Closing, Purchaser shall have the right to terminate this Agreement (and abandon the transactions contemplated hereby and by the Ancillary Agreements) if (a)

Exhibit 2.1 - Asset Sale Agreement    Page 33

the Closing shall not have occurred on or before July 1, 2013 (the “Outside Date”), unless the failure of the Closing to occur by such date shall have been proximately caused by the failure of Purchaser to perform or comply with any of the agreements or covenants to be performed, or complied with, by it on or prior to the Closing Date pursuant hereto, (b) the condition set forth in Section 6.01(f) or Section 6.01(m) shall not have been satisfied on or before the 30th day following the date of this Agreement, (c) there has been a material violation or breach by Seller of any covenant contained in this Agreement, or any representation or warranty contained in this Agreement shall fail to be true and correct that in either case would cause any of the conditions set forth in Section 6.01(a) or (b) not to be satisfied, and such violation, breach or failure, if capable of cure, is not cured within 10 Business Days of the receipt of written notice thereof by Seller from Purchaser, (d) there has been a Material Adverse Effect or (e) Seller delivers to Purchaser an update of the Seller Disclosure Schedules in accordance with Section 7.13(d) and Purchaser, in its reasonable judgment, determines that such updates are individually or in the aggregate materially adverse to the Business, the Purchased Assets, or the Assumed Liabilities.
6.05    Termination by Seller. Prior to the Closing, Seller shall have the right to terminate this Agreement (and abandon the transactions contemplated hereby and by the Ancillary Agreements) if (a) the Closing shall not have occurred on or before the Outside Date, unless the failure of the Closing to occur by such date shall have been proximately caused by the failure of Seller to perform or comply with any of the agreements or covenants to be performed, or complied with, by it on or prior to the Closing Date pursuant hereto, (b) the condition set forth in Section 6.02(d) shall not have been satisfied on or before the 30th day following the date of this Agreement, or (c) there has been a material violation or breach by Purchaser of any covenant contained in this Agreement, or any representation or warranty contained in this Agreement shall fail to be true and correct, that in either case would cause any of the conditions set forth in Section 6.02(a) or (b) not to be satisfied, and such violation, breach or failure, if capable of cure, is not cured within 10 Business Days of the receipt of written notice thereof by Purchaser form Seller.
6.06    Termination by Mutual Agreement. This Agreement may be terminated (and the transactions contemplated hereby and by the Ancillary Agreements abandoned) at any time by the mutual written agreement of Purchaser and Seller.
6.07    Effect of Termination.
(a)Confidential Information. In the event this Agreement is terminated for any reason, Purchaser and Seller agree that all oral and written information furnished by Seller to Purchaser in connection with the transactions that are the subject of this Agreement and the Ancillary Agreements shall continue to be subject to the terms and conditions of that certain Letter Agreement, dated April 5, 2011, (the “Confidentiality Agreement”), the terms of which are incorporated hereby by reference and which Purchaser agrees shall be binding upon it.
(b)Liability. If this Agreement is terminated for any reason, all obligations and liabilities of the Parties hereunder or under any Ancillary Agreement shall terminate and become void without any liability to any Person in respect hereof or thereof or of the transactions contemplated hereby or thereby on the part of any Party or thereto or any of its Affiliates or Representatives; provided that (a) no such termination shall relieve any Party from liability for any damages arising out of or relating to an intentional or willful breach of any covenant hereunder by such Party, and (b) the covenants and agreements contained in this Section 6.07, the last sentence of Section 7.20, and Article 10 shall survive the termination of this Agreement. Without limiting the foregoing, any Party that, prior to the time of termination, intentionally or willfully breaches a representation, warranty, covenant or other agreement contained herein or in any Ancillary Agreement delivered by such Party in connection herewith shall reimburse the other Party for its out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements (which shall be in addition to any other available remedy).

Exhibit 2.1 - Asset Sale Agreement    Page 34

6.08    Notice of Termination. Any notice by a Party to terminate this Agreement shall be in writing and accompanied by a detailed description of the basis for such termination.
ARTICLE 7:    OTHER COVENANTS
7.01    Access.
(a)From and after the date hereof through the Closing, Seller shall (a) grant, or cause to be granted, to Purchaser and its Affiliates and their respective employees, reasonable access, upon reasonable notice and subject to Seller's reasonable safety and security policies and procedures, access to the Facility, the Purchased Assets and the properties and assets, financial records (including working papers and data in the possession of Seller or its independent public accountants, internal audit reports and “management letters” from such accountants with respect to Seller's systems of internal control), Contracts and other business documents, in each case to the extent Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities, and employees, officers and auditors of Seller, and (b) promptly furnish or make available to Purchaser and its representatives such information concerning the Facility, the Purchased Assets or the Assumed Liabilities as Purchaser shall reasonably request. All requests by Purchaser for such access shall be directed solely to Simon Pelletier, Oded Guttman, or Serge Gosselin of the Seller. No information provided to or obtained by Purchaser pursuant to this Section 7.01 or otherwise shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser's right to seek indemnification pursuant to Article 9), or the representations or warranties of, or the conditions to the obligations of, the Parties.
(b)From and after the Closing until the 1st anniversary of the Closing Date, for the sole purpose of assisting Purchaser in operating and managing the Technology included as Purchased Assets or licensed under the Intellectual Property License Agreement, Seller shall (i) grant, or cause to be granted, to Purchaser and its Affiliates and their respective employees, reasonable access during normal business hours, upon reasonable notice and subject to Seller's reasonable safety, security, and confidentiality policies and procedures, access to RTA's smelter facilities located in Grande-Baie, Quebec, Canada, and Laterrière, Quebec, Canada, (the “Sister Facilities”), which facilities utilize similar Technology to the Technology used by the Facility or in the operation of the Business and (ii) provide, or cause to be provided by RTA or its Affiliates, to Purchaser and its Affiliates and their respective employees a three-day debriefing at the Facility or one of the Sister Facilities, with such seminar to provide Purchaser with such detailed operational performance and planning data with respect to the contemplated amperage increase project (including amperage and efficiency potential and low energy pot relining designs) at the Facility. The cumulative length of the visits to Seller's facilities pursuant to this clause (b) shall not exceed 20 days. All out-of-pocket costs and expenses incurred in connection with such visits shall be borne by Purchaser.
7.02    Reasonable Efforts. Each of the Parties shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done, as soon as possible, all things necessary, proper or advisable (subject to any Laws) to consummate the Closing and the other transactions contemplated by this Agreement, including the negotiation, execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that neither Purchaser or any of its Affiliates nor Seller or any of its Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any Required Consent with respect to any Assumed Contract. Notwithstanding the foregoing, neither Purchaser nor Seller shall be required to take or cause to be taken any action, or to do or cause to be done anything, contemplated by this Agreement to be taken or done or caused to be taken or done by the other Party.
7.03    Public Announcements. Prior to the Closing, neither Seller nor Purchaser shall make or issue, or cause or permit to be made or issued, any public statement or announcement with respect to this Agreement or the transactions contemplated by this Agreement and/or the Ancillary Agreements without the prior approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. In

Exhibit 2.1 - Asset Sale Agreement    Page 35

the event, however, that legal counsel for any Party is of the opinion that a statement or announcement is required by Law or regulation or by the rules of any stock exchange on which its securities are traded, then such Party may issue a statement or announcement limited solely to that which legal counsel for such Party advises is required under Law or such rules. A Party making any such statement or announcement shall provide a copy thereof to the other Party for review before issuing such statement or announcement.
7.04    Further Assurances. From and after the Closing, each of Seller and Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and the Ancillary Agreements and to consummate and make effective the transactions contemplated hereby and thereby. Without limiting the generality of this Section 7.04, Seller shall, and shall cause its Affiliates and its and their respective Representatives to, (a) assist Purchaser and its Representatives in the preparation of (i) audited financial statements of Purchaser to the extent necessary to incorporate financial and other information of the Business related to the Purchased Assets and Assumed Liabilities prior to the Closing and (ii) the pro forma financial information to be filed by Purchaser on Form 8-K/A after the consummation of the transactions contemplated by this Agreement, including any carve-out balance sheet, carve-out statement of operations, carve-out statement of comprehensive income (loss), carve-out statement of cash flows and carve-out statement of changes in invested equity of the Business, and the related assets and liabilities, as of and for the quarter ended March 31, 2013 that may be required to be included therein, (b) use commercially reasonable efforts to cause its auditors to consent to the inclusion of the Business Financial Information in the filings of Purchaser with the Securities and Exchange Commission or in any offering documents, private placement memoranda and other similar documents in connection with any debt financing of Purchaser or its Affiliates and (c) provide any such assistance or make any such requests in a timely manner such that Purchaser is able to incorporate such information in all required filing under the Exchange Act or other applicable Law on a timely basis.
7.05    Conduct of Business. Except as otherwise expressly provided by this Agreement, from the date hereof to the Closing, Seller shall:
(a)conduct the business and operations of the Facility and the Purchased Assets only in the Ordinary Course;
(b)not permit or allow any of the Purchased Assets to be mortgaged, pledged or otherwise subjected to any Lien, other than Permitted Liens;
(c)not sell, assign, transfer, lease or otherwise dispose of the Facility or any of the Purchased Assets, other than pursuant to this Agreement or any Ancillary Agreement;
(d)not institute, settle or agree to settle any Litigation involving amounts in excess of $100,000 (individually or in the aggregate);
(e)not incur any severance compensation obligations by reason of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby;
(f)not terminate, other than in accordance with normal expiration terms, or amend or rescind any Assumed Contract, or modify or exercise any options with respect to any Contract except in the Ordinary Course, or enter into any Contract of the type required to be disclosed by Section 4.08;
(g)not terminate, amend or rescind the Alumina Contract, or modify or exercise any options with respect to the Alumina Contract;
(h)not terminate, amend or rescind the Power Contract, or modify or exercise any options with respect to the Power Contract, or take any action, including entering into any negotiations or holding any discussions, with any Person relating to providing electricity for the Facility, provided, that Seller may,

Exhibit 2.1 - Asset Sale Agreement    Page 36

from and after the 30th day following the date of this Agreement until the Closing, enter into negotiations or hold discussions with any Person (other than Kenergy Corp. or Big Rivers Electric Corporation or either of their respective Affiliates) relating to providing electricity for the Facility;
(i)perform in all material respects its obligations under the Assumed Contracts and other Contracts relating to or affecting the Facility, Purchased Assets, or Assumed Liabilities;
(j)not waive or release any material rights, or release, settle or compromise any claims, which are related to the Facility, the Purchased Assets, or the Assumed Liabilities, or execute any cancellation, compromise, release or assignment of any indebtedness owed to Seller and Related to the Facility or related to any of the Purchased Assets, or Assumed Liabilities;
(k)maintain the Purchased Assets in current operating condition and repair, except for ordinary wear and tear; provided, however, that Seller shall not be in breach of this clause (j) for a failure to maintain such property and assets in current operating condition and repair if such failure is due to acts of God and other similar circumstances beyond its reasonable control (such as wars, floods, fires, earth quakes and storms);
(l)not modify or terminate the Union Agreement, nor enter into any other labor or collective bargaining Contract relating to the conduct of the Business nor, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to the conduct of the Business;
(m)not introduce any change in the types, nature, composition or quality of products or services offered by the Facility, or make any change in product specifications or prices or terms of distribution of such products, in each case except in the Ordinary Course of Business;
(n)not (i) terminate any Employee other than in the Ordinary Course of Business with respect to an Employee below the manager level, (ii) increase the salary or other compensation of any Employee other than any standard annual increases as set forth on Schedule 7.05(n) made in the Ordinary Course of Business, (iii) increase the coverage or benefits available under any (or create any new) Business Benefit Plan or other employee benefit plan or arrangement made to, for, or with any of the Employees or otherwise modify, amend or terminate any Business Benefit Plan, other than non-material amendments or modifications made in the Ordinary Course of Business, or (iv) enter into any employment, deferred compensation, severance or similar agreement or arrangement with any Employee; provided, however, that Seller may (x) hire any individual to serve as an Employee or as an independent contractor at or in connection with the Facility, or terminate the employment of any Employee, in each case in the Ordinary Course of Business and (y) make severance payments to any Employee terminated on or after the date hereof in accordance with applicable Law or the terms of a Business Benefit Plan as in effect on the date hereof; provided, further, however, that neither Seller nor any of its Affiliates shall hire or terminate any Employee at or above manager level;
(o)continue to make all contributions under the Assumed Plan in the Ordinary Course of Business; or
(p)not agree to do anything (i) prohibited by this Section 7.05, (ii) that would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect, or could reasonably be expected to result in any of the conditions to the Closing not being satisfied, or (iii) that could have a Material Adverse Effect.
7.06    Notification of Purchaser. From and after the date hereof until the Closing, Seller shall promptly inform Purchaser of (a) all material Litigation brought or threatened against Seller Related to the Facility or related to any of the Purchased Assets or Assumed Liabilities by any Person after the date hereof, and (b) any event or occurrence which has, or could reasonably be expected to have, a Material Adverse Effect on Seller, the Assumed Liabilities, the Facility, and/or the Purchased Assets.

Exhibit 2.1 - Asset Sale Agreement    Page 37

7.07    No Discussions.
(a)Commencing on the date hereof and ending on the Closing Date or such other date as the Parties may agree in writing, Seller shall not, directly or indirectly, (i) solicit, encourage or recommend, or cause any other Person to solicit, encourage or recommend, any offer to acquire (directly or indirectly, by asset or stock purchase, merger, consolidation or other business combination) any material amount of the Purchased Assets or all or any portion of the Facility (an “Acquisition Transaction”), (ii) enter into any discussions, negotiations, or agreements which contemplate an Acquisition Transaction with any Person other than Purchaser or an Affiliate of Purchaser, (iii) provide to any Person other than Purchaser or its Affiliates any information or data of any nature whatsoever relating to the Purchased Assets or the Facility for the purpose of enabling such Person to develop a proposal for an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b)From the date hereof until the Closing, Seller shall notify Purchaser orally and in writing promptly (but in no event later than two Business Days) after receipt by Seller or any of its Affiliates or any of its or their respective representatives of (i) any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction, (ii) any request for non-public information relating to Seller or for access to the properties, books or records of Seller by any Person other than Purchaser, or (iii) any modification to any such proposal, offer or request.
(c)Seller shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons other than Purchaser conducted heretofore with respect to any Acquisition Transaction.
7.08    Tax Matters.
(a)Preparation of Seller Tax Returns. Seller shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local, and foreign Tax Returns required to be filed by Seller related to the Facility or the Purchased Assets.
(b)Preparation of Purchaser Tax Returns. Purchaser shall prepare or cause to be prepared and shall file all Tax Returns required to be filed by Purchaser related to the Facility or the Purchased Assets.
(c)Straddle Period. For a taxable period that includes (but does not end on) the Closing Date, property Taxes with respect to the Purchased Assets shall be apportioned between Seller and Purchaser based upon the number of days in the applicable Straddle Period falling before the Closing Date. Seller shall be responsible for the amount apportioned to days before the Closing Date and Purchaser shall be responsible for the amount apportioned to days on and after the Closing Date. Notwithstanding any other provision contained in this Agreement, any obligation arising out of this Section 7.08 shall not be considered a Loss that is subject to the limitations with respect to Threshold Amount, or any survival period or other limit of time.
(d)Refunds. Seller shall be entitled to retain, or receive immediate payment from Purchaser of, any refund or credit with respect to Taxes (including refunds and credits arising by reason of amended Tax Returns filed on or after the Closing Date or otherwise) with respect to any Tax period or portion thereof ending before the Closing Date related to Seller or the Facility. Seller and Purchaser shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in this Section 7.08.
(e)Tax Cooperation. Seller and Purchaser shall provide the other with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other

Exhibit 2.1 - Asset Sale Agreement    Page 38

proceeding that relates to the Facility or the Purchased Assets. Any such information, records and/or access to personnel shall be provided as soon as reasonably practicable after receiving a related request, and in any case within 30 days of such request unless the Party required to provide the information or records has first notified the requesting Party that such Party is likely to require longer than 30 days to locate or collect the relevant information or records, in which case such Party must provide such information or records as soon as reasonably practicable in light of the circumstances.
(f)Tax Contests. If a claim relating to Taxes is made by any Governmental Authority (a "Tax Claim") which, if successful, would be reasonably likely to result in an indemnity payment to Purchaser or Seller, the Indemnitee shall promptly notify the Indemnitor of such claim no later than 15 Business Days after such Tax Claim is made. Failure to comply with such requirement will not release the Indemnitor from any indemnification obligation hereunder with respect to such Tax Claim except to the extent of the actual prejudice caused. With respect to any Tax Claim relating to a Tax Return prepared and filed by Seller, Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may, in good faith, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner, provided however, if Purchaser may be liable for such taxes through state successor liability laws or otherwise, Purchaser may participate, at its own expense, in such proceeding and Seller shall in good faith allow Purchaser to consult with it regarding the conduct of or positions taken in any such proceeding. Purchaser shall be entitled to be informed of (i) Seller's Tax Claim within a reasonable time after such Tax Claim is asserted, and (ii) the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding. Neither Seller nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided in this paragraph (f), Purchaser shall control all proceedings with respect to all other Tax Claims relating to the Facility or the Purchased Assets. Purchaser and Seller shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting Party of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Purchaser shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (f).
7.09    Release of Obligations Under Power Contract and Other Agreements. Purchaser shall use its commercially reasonable efforts to take or cause to be taken such actions and to do or cause to be done, as soon as possible, such things necessary, proper or advisable (subject to any Laws) to obtain from each of Kenergy Corp. and Big Rivers Electric Corporation a written instrument or instruments, in form and substance reasonably satisfactory to Seller and its Affiliates (the “Contractual Releases”), forever releasing and discharging Seller and its Affiliates from any and all Losses arising out of, relating to, or resulting from the execution and delivery of, and the performance or non-performance under, the Power Agreement and the PC Related Agreements; provided, however, that neither Purchaser nor any of its Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any such Contractual Releases. For the avoidance of doubt, upon receipt by Seller and its Affiliates of the Contractual Releases, Purchaser's obligations under Section 9.02(e) shall terminate and be deemed fully satisfied and discharged by Seller and its Affiliates.
7.10    Non-Competition and Non-Interference.
(a)Non-Competition. For a period of 2 years from and after the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause its Affiliates not to, engage directly or indirectly in the manufacturing or production in the United States of the Products produced by the Facility as of the Closing (a “Competing Business”). Notwithstanding anything to the contrary in this Section 7.10(a) and without implication that the following activities otherwise would be subject to the provisions of this Section 7.10(a), nothing in this Agreement shall preclude, prohibit or restrict the Seller or any of its Affiliates

Exhibit 2.1 - Asset Sale Agreement    Page 39

from (i) engaging in a Competing Business that has been acquired by Seller or any of its then Affiliates as a result of a business transaction whereby the Competing Business accounts for less than 20% of the revenues of the acquired business, (ii) making investments in Persons engaging in a Competing Business, in an investment fund or other investment vehicle or by any employee benefit plan or trust of Seller or its then Affiliates, provided that each such investment is an investment where Seller or such Affiliates (A) does not have the right to designate a majority of the members of the board of directors or similar body of such entity or direct the operation or management of any such entity, (B) is not a participant with any other Person in any group with such intention or right, and (C) owns less than 10% of the outstanding voting securities (including convertible securities) of such entity, (iii) purchasing from a Competing Business products for resale to its customers, or (iv) providing assistance to Purchaser in accordance with the terms of this Agreement or the Transition Services Agreement.
(b)Non-Solicitation of Employees. (i) For a period of 3 years from and after the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause its Affiliates not to, directly or indirectly solicit any Transferring Employee as an employee, independent contractor, or consultant or induce or attempt to induce any such Transferring Employee to terminate his or her employment with Purchaser by resignation, retirement or otherwise and (ii) for a period of 1 year from and after the Closing Date, without the prior written consent of Purchaser, Seller will not, and will cause its Affiliates not to, directly or indirectly, hire any Transferring Employee as an employee, independent contractor or consultant; provided that the foregoing shall not restrict general solicitations of employment through advertisements or other means that are not directed specifically at any Transferring Employee.
(c)Reasonableness of Restrictions. Seller and Purchaser each acknowledges that the time period, territory and scope of the activities proscribed in Sections 7.10(a) and 7.10(b) describe the reasonable limitation on the time and scope of activities necessary to protect Purchaser in the exploitation of its rights hereunder and under the Ancillary Agreements. Each acknowledges and agrees that monetary damages cannot compensate the other and its Affiliates in the event of a violation of any of the foregoing covenants. Accordingly, Seller agrees that in the event of a violation or breach of any covenant set forth in Section 7.10(a) or 7.10(b), Purchaser may institute any action or proceeding to enforce such covenant at law or in equity, including injunctive relief, and Purchaser shall be entitled to recover all costs and attorneys' fees incurred by it in connection with any successful action or proceeding to enforce such covenant. In the event that there shall be any violation of any covenant set forth in Section 7.10(a) or 7.10(b), then the applicable time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event Purchaser is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of any such proceedings, including all appeals.
(d)Reformation. If any court of competent jurisdiction in a final nonappealable judgment determines that the time period, territory and scope of the activities proscribed in Section 7.10(a) or 7.10(b) is unreasonable, arbitrary or against public policy, then the maximum time period, territory and scope or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced against Seller.
7.11    Use of Names and Domain Names. Except as otherwise expressly set forth in this Section 7.11, Purchaser shall ensure that, on or prior to the 30th day following the Closing Date, the Facility ceases the use of the names and/or logos “Alcan,” “Rio Tinto,” and “Rio Tinto Alcan” or any other name and/or logo that is substantially the same or likely to be confused with the same (collectively, the “Names”); provided, however, for the avoidance of doubt, all right, title, and interest of Seller or any Affiliate of Seller in the name “Sebree” shall be assigned to Purchaser. To the extent that any of the Names or related trademarks appear, as of the Closing Date, on any stationery, signage, invoices, receipts, promotional materials, packaging materials, websites or similar commercial materials of the Facility (collectively, “Marked Materials”) or any inventory of the Facility at Closing, Purchaser may use such Marked Materials and sell such inventory from and after the Closing Date until the earlier of (a) with respect to each type of Marked Material enumerated above, the dates on which Purchaser has produced new stationery, signage, invoices, receipts, promotional

Exhibit 2.1 - Asset Sale Agreement    Page 40

materials, packaging materials or other such commercial materials or have modified such websites, as the case may be, or have sold such inventory, and (b) with respect to each type of Marked Material enumerated above (other than inventory, it being understood and agreed that Purchaser shall be under no obligation to change, alter or cease the use of such markings on inventory), as soon as reasonably practicable but in any event no later than 120 days after the Closing Date. Purchaser shall use its commercially reasonable efforts to produce and use new stationery, signage, invoices, receipts, promotional materials, packaging materials and similar commercial materials, and to modify its websites, as soon as practicable. In addition, Seller shall cause any active domain names Related to the Facility to be redirected to a URL identified by Purchaser for a period of 120 days after the Closing Date. At Purchaser's election and as part of such redirection, Seller shall cause to be posted a web page (a) announcing the redirection, (b) making web visitors aware of the identity of Purchaser's URL, and (c) informing the web visitor that they will be redirected to Purchaser's URL within 10 seconds. Notwithstanding the foregoing, Purchaser shall not be obligated to change the Names or related trademarks on Marked Materials in the hands of dealers, distributors and customers at the time of the expiration of the time period set forth in this Section 7.11.
7.12    Books and Records.
(a)Retention by Purchaser. Seller shall have the right to retain copies of all books and records included in the Purchased Assets. Notwithstanding, the foregoing, Purchaser shall make the same reasonably available on and after the Closing Date for inspection and copying by Seller at Seller's expense during normal business hours of Purchaser, upon reasonable request and upon reasonable notice. No such books and records shall be destroyed by Purchaser, except in accordance with Purchaser's standard document retention policies and practice, for a period of at least 7 years after the Closing Date (or until all pending claims hereunder are resolved, if any such claim is pending as of the end of such 7 year period) without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.
(b)Retention by Seller. Seller shall retain all books and records and other documents pertaining in any way to Seller and/or the Facility (to the extent not included in the Purchased Assets) in existence on the Closing Date and to make the same reasonably available on and after the Closing Date for inspection and copying by Purchaser, at Purchaser's expense during the normal business hours of Seller, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed by Seller or any of its Affiliates, except in accordance with Seller's standard document retention policies and practice, for a period of at least 7 years after the Closing Date (or until all pending claims hereunder are resolved, if any such claim is pending as of the end of such 7 year period) without first advising Purchaser in writing and giving Purchaser a reasonable opportunity to obtain possession thereof.
(c)Post-Closing Confidentiality. From and after the Closing:
(i)Seller acknowledges that (A) during the course of its ownership of the Purchased Assets and its operation of the Facility, it has generated and had access to confidential information relating to financial performance, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, and prospects that is unique, specific, and related solely and exclusively to the Business, the Purchased Assets, and the Facility that is not known by or available to the public (collectively, “Confidential Information”) and (B) the unauthorized use or disclosure of any such Confidential Information at any time may constitute unfair competition with Purchaser and would deprive Purchaser of the benefits of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Accordingly, from and after the Closing, Seller shall (and shall cause its Affiliates and its and their respective Representatives to) hold in confidence such Confidential Information and will not, directly or indirectly, disclose, publish, or otherwise make available any such Confidential Information to the public or to any Person or use any of the Confidential Information for its own benefit or for the benefit of any other Person, other than Purchaser and its Affiliates.

Exhibit 2.1 - Asset Sale Agreement    Page 41

(ii)Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Purchased Assets, Assumed Liabilities and otherwise Related to the Facility.
7.13    Notices and Consents.
(a)Providing Notices. Subject to Section 7.13(b), prior to the Closing, Seller shall use its commercially reasonable efforts to give all notices required to be given by Seller and to obtain all Consents of any third parties (including any Governmental Entity) necessary to consummate the transactions contemplated by this Agreement. Purchaser shall cooperate with Seller in obtaining such Consents; provided, however, that neither Purchaser nor any of its Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any Consent. Seller shall provide to Purchaser copies of any such written Consent promptly after it has been obtained.
(b)Power Contract Consent. Notwithstanding anything herein to the contrary, Purchaser shall use its commercially reasonable efforts to cause the condition set forth in Section 6.02(d) to be satisfied. Seller shall, and shall cause its Affiliates and its and their respective Representatives to, cooperate with and use its commercially reasonable efforts to assist Purchaser in satisfying such condition; provided, however, that (i) neither Purchaser or any of its Affiliates nor Seller or any of its Affiliates shall be required to pay any amounts or grant any material accommodations (financial or otherwise) in connection with obtaining any Consent to the assignment of the Power Contract and (ii) without the express written consent of Purchaser, neither Seller nor any of its Affiliates or Representatives shall take any action, including entering into any negotiations or holding any discussions with Kenergy Corp. or Big Rivers Electric Corporation or any of their respective Affiliates or Representatives, with respect to the Power Contract or otherwise relating to obtaining any required Consent thereunder. Notwithstanding the foregoing, Seller and its Affiliates shall have the right to discuss with Kenergy Corp. and Big Rivers Electric Corporation matters relating to the day to day operations and electric service to the Facility under the existing Power Contract.
(c)Cooperation. From the date hereof until the Closing, (i) each of Purchaser and Seller shall use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (ii) Seller shall use commercially reasonable efforts, and Purchaser shall cooperate with Seller, to contest and resist any legal proceeding instituted, or threatened to be instituted, by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law and to have vacated, lifted, reversed or overturned any order, injunction, judgment, decree or ruling, whether temporary, preliminary or permanent, that prohibits or prevents the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Notwithstanding anything to the contrary provided herein, (i) no Party will be required to pay any consideration (except filing and application fees) to any other Person from whom any such consents, approvals or authorizations are requested, and (ii) neither Purchaser nor any of its Affiliates shall be required, in connection with the matters covered by this Section 7.13, to (A) commence Litigation (as opposed to defend Litigation), (B) hold separate (including by trust or otherwise) or divest any of its or its Affiliates' businesses, product lines or assets, or any of the Purchased Assets, (C) agree to any limitation on the operation or conduct of the Business, or (D) waive any of the conditions to this Agreement set forth in Section 6.01.
(d)Notice of Developments. Each Party shall give prompt written notice to the other Party of any statement or information contained in such notifying Party's representations and warranties (or Schedules thereto) that is incomplete or inaccurate. During the period between the date of this Agreement and the date that is 3 Business Days prior to the Closing, subject to Purchaser's rights under Section 6.04, Seller shall be entitled to deliver to Purchaser, no later than the 3rd Business Day prior to the Closing, a single update (but not more than one update) to the Seller Disclosure Schedules to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof due to events or circumstances first arising or occurring after the date hereof. Subject to Purchaser's rights under Section 6.04, such update shall be deemed to supplement the Seller Disclosure Schedules and accordingly cure

Exhibit 2.1 - Asset Sale Agreement    Page 42

any breach of any representation or warranty of Seller hereunder, but only for purposes of determining whether the conditions in Section 6.01(a) have been satisfied. Such update shall not be deemed to supplement the Seller Disclosure Schedules, to otherwise cure any breach of any representation or warranty of Seller hereunder or to affect Purchaser's right to indemnification pursuant to Article 9.
7.14    Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the provisions of the "bulk sales," "bulk transfer" and similar Laws set forth in Article 6 of the Uniform Commercial Code as it is in effect in the states where the Purchased Assets are located and all other similar Laws of any Government Authority other than bulk-transfer tax notice provisions.
7.15    Real Property Matters.
(a)Conveyance of Fee Simple Title in Real Property. Seller shall convey to Purchaser, at the Closing, by special or limited warranty deeds, in customary form and conforming to the Real Estate Deed, title in fee simple to the Real Property subject only to Permitted Liens and such additional title and survey matters for which Seller is able to obtain affirmative title coverage for the benefit of Purchaser as contemplated by Section 7.15(e).
(b)Title Commitments and Surveys.     Purchaser has ordered or intends to order (i) title commitments for the Real Property (the “Title Commitments”), from a reputable, nationally known, title company (the “Title Company”) and ALTA land title surveys for the Real Property (the “Surveys”) from reputable survey companies. Seller shall use its commercially reasonable efforts to provide the Title Company and the surveyor(s) with information and assistance to permit it to prepare and issue the Title Commitments and the Surveys. Except as provided in this Section 7.15, all costs and expenses associated with obtaining the Title Commitments, copies of documents creating exceptions to title listed in the Title Commitments, and the Surveys shall be borne equally by Seller and Purchaser.
(c)Zoning Letters. Prior to the Closing, Purchaser may obtain a zoning letter or report for the Real Property certifying that the Real Property is in compliance with all applicable zoning laws and ordinances and that the conduct of the Business at the Real Property is a conforming use of the Real Property (collectively, the “Zoning Letters”). Seller shall use its commercially reasonable efforts to provide assistance to permit Purchaser to obtain the Zoning Letters.
(d)Title Exceptions. If the Title Commitments, the Surveys or the Zoning Letters reveal any material title exceptions that do not constitute Permitted Liens (such exceptions, “Unpermitted Exceptions”), then Seller shall either (i) cause such Unpermitted Exceptions to be removed or cured, or (ii) cause the Title Company, at the Seller's sole expense, to provide affirmative title insurance coverage over such Unpermitted Exceptions in connection with the issuance of the Title Policies. If Seller elects to obtain, and the Title Company agrees to provide, affirmative title insurance from the Title Company with respect to any Unpermitted Exceptions, then any Losses incurred by Purchaser with respect to such Unpermitted Exceptions shall not be subject to the indemnification obligations of Seller under Section 9.01 of this Agreement and Purchaser's sole recourse shall be to the Title Company and the Title Policies with respect to those Unpermitted Exceptions for which affirmative title insurance was provided by the Title Company.
(e)Title Policies.     At the Closing, Purchaser intends to obtain from the Title Company ALTA form owner's policies of title insurance insuring in Purchaser an owner's interest in the Real Property free and clear of all Liens (other than the Permitted Liens) and containing such endorsements as Purchaser may reasonably request in an amount equal to the value of the Real Property as reasonably determined by Purchaser (the “Title Policies”). All costs and premiums of the Title Policies, any endorsements that Purchaser may reasonably request in connection with the Title Policies, including extended coverage over the general or standard exceptions, survey endorsements, contiguity endorsements (if applicable), subdivision endorsements, zoning 3.1 endorsements (or equivalent), access endorsements and tax parcel endorsements, shall be borne equally by Seller and Purchaser. In connection with the issuance of the Title Policies, Seller shall furnish such customary affidavits, indemnities or documents as are reasonably

Exhibit 2.1 - Asset Sale Agreement    Page 43

requested by the Title Company or that may be required by the Title Company to remove the standard pre-printed exceptions that may be removed upon provision of an affidavit and/or indemnity to the Title Company.
(f)No Merger of Representations and Warranties.    The Parties agree that the representations and warranties regarding the Real Property will not merge with or into the Real Estate Deed to be delivered by Seller pursuant to this Section 7.15. For the avoidance of doubt, Purchaser agrees that it is accepting title to the Real Property subject to all Permitted Liens (including the permitted exceptions listed on the Real Estate Deed), whether or not such Permitted Liens are listed or described on such Real Estate Deed.
(g)No Condition. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Section 7.15, Purchaser's obtaining the Surveys and Zoning Letters shall not be a condition to Purchaser's obligation to effect the Closing and consummate the transactions contemplated hereby.
(h)Excess Real Property. The Parties agree that the land north of the road known as “Moss Moss Road” and marked in black on the map attached hereto as Schedule 7.15(h) sets forth the demarcation of that portion of the Real Property which shall be deemed “Excess Real Property”. Following the Closing, the Parties shall cooperate and take such actions as may be necessary to finally determine the legal description of the Excess Real Property. All costs and expenses attributable to the determination of such legal description shall be borne equally by Purchaser and Seller. Following the Closing, in the event Purchaser sells or otherwise transfers to an un-Affiliated third party all or a portion of the Excess Real Property, on terms acceptable to Purchaser in its sole discretion, then Purchaser shall deliver or cause to be delivered to Seller 50% of the Net Proceeds of such sale or transfer. For purposes of this Agreement, “Net Proceeds” means the proceeds payable as consideration by an un-Affiliated third party for the sale or transfer by Purchaser of all or a portion of the Excess Real Property, net of all costs and expenses incurred by Purchaser or its Affiliates with respect to (i) effecting such sale or transfer, including any and all Transfer Taxes and other Taxes payable with respect thereto, or (ii) Purchaser's ownership, operation and management of the Excess Real Property from and after the Closing until the date of such sale or transfer, including all insurance, maintenance, security and other operating costs, including all Taxes paid or payable in connection with the Excess Real Property. Purchaser may, in its sole discretion, require that easements or other residual property rights for the benefit of the Facility and the Real Property that is not the Excess Real Property be retained by Purchaser as a condition to consummation of any sale or transfer of all or a portion of the Excess Real Property to an un-Affiliated third party, in which case Seller will have no rights associated with any such easements or residual property rights. Except with respect to the allocation of Net Proceeds pursuant to the terms of this Section 7.15(h), nothing herein shall prevent Purchaser, its Affiliates or its and their respective Representatives from acting, or refraining from acting, in the best interests of Purchaser or its Affiliates, considering only such factors as the Purchaser, its Affiliates or such Representatives choose to consider. Notwithstanding anything herein to the contrary, in no event will (i) Seller be entitled to any proceeds in connection with a transaction or series of related transactions that involves the sale or transfer by Purchaser of all or substantially all of the Real Property (including the Excess Real Property) and the Facility as a going concern, (ii) Purchaser have any obligation to sell or otherwise transfer the Excess Real Property, (iii) Purchaser or any of its Affiliates or its or their respective Representatives have any fiduciary or other duties to Seller or its Affiliates in connection with the Excess Real Property and this Section 7.15(h), or (iv) Section 7.15(h) be deemed to create any partnership or joint venture between Purchaser and Seller. Seller shall be entitled to, at Seller's sole cost and expense, record a memorandum, in form and substance reasonably satisfactory to Purchaser, in the Office of the Clerk of Henderson County, Kentucky, referencing Seller's rights under this Section 7.15(h); provided that prior to receiving any portion of any Net Proceeds, Seller shall file a release of any such memorandum in form and substance reasonably satisfactory to Purchaser.
7.16    Location of Assets. Seller shall cause all of the Purchased Assets, including original copies of all Assumed Contracts, to be located at the time of the Closing at the Facility.

Exhibit 2.1 - Asset Sale Agreement    Page 44

7.17    Casualty; Condemnation.
(a)In the event that, between the date hereof and the Closing, the Facility or Purchased Assets are subject to damage or destruction resulting in ether (i) repair costs in excess of $5,000,000 or (ii) a reduction in the Facility's output of 10% or more over any period (in each case, a “Casualty”), or condemnation or partial condemnation by a Governmental Authority (a “Condemnation”), Seller shall give notice to Purchaser, as promptly as practicable upon becoming aware thereof, and Purchaser shall have the right to either (i) terminate this Agreement in which event the parties shall have no further obligations to each other except as otherwise set forth in Section 6.07, or (ii) proceed to the Closing, in which case (A) all proceeds from any insurance claims, condemnation awards, compensation or other reimbursements relating to such Casualty or Condemnation received by Seller, whether before, at or after the Closing, shall be paid over to Purchaser at the Closing (or promptly after Seller's receipt thereof if Seller receives such amounts after the Closing), and (B) if such Casualty is not covered under Seller's insurance policies, Seller shall pay to Purchaser an amount reasonably sufficient to allow Purchaser to repair, replace and restore the items subject to such Casualty to pre-damage condition.
(b)Any party receiving a notice of Casualty or Condemnation shall notify the other party to this Agreement in accordance with Section 10.06. Nothing in this Section 7.17 shall be deemed to limit the rights of Purchaser or Seller under Article 9.
7.18    Environmental Matters.
(a)From and after the date hereof, Seller shall not enter into any agreement with the EPA, including any agreement to resolve or settle the EPA NESHAP Claim, that would (i) impose production limitations on the Facility or any use limitation on any of the Purchased Assets, (ii) result in the incurrence of capital expenditures that would be binding on Purchaser following the Closing or that will not be paid by Seller, (iii) result in any business interruption or reduction at the Facility, or (iv) impose any limit on the future ability to increase production output to the Facility's permitted capacity.
(b)From and after the Closing, Purchaser shall not conduct any “Phase II environmental site assessments (ESAs)” (as that term is described in the ASTM E 1903 97 Standard Guide for Environmental Site Assessments) or any other invasive investigation, sampling or monitoring of environmental media at the Real Property unless (i) required by applicable Environmental Law or Law (including any such requirement of Environmental Law or Law relating to any maintenance, repair, renovation or expansion activities); (ii) required or requested by any proceeding, Environmental Permit, judgment, Governmental Authority or Third-Party Claim; (iii) required or requested by a lender, financier or insurance carrier or broker (for the purposes of, or relating to, financing or obtaining insurance) or by a potential purchaser in connection with the direct or indirect sale, lease or other disposition of all or part of the Real Property, the Facility or the Business; (iv) conducted pursuant to a program of a Governmental Authority enacted pursuant to Environmental Law applicable to the operation of the Business, the Facility, the Purchased Assets, or the Real Property which is deemed a self-implementing or “voluntary” program to address or remediate the Release of Hazardous Materials in order to avoid or mitigate liability under Environmental Law, (v) reasonably determined by Purchaser to be necessary for the protection of human safety or health or the environment, or (vi) in connection with activities undertaken in the ordinary course of business. During the 10 year period immediately following the Closing Date, prior to Purchaser conducting any “Phase II environmental site assessments (ESAs)” (as that term is described in the ASTM E 1903 97 Standard Guide for Environmental Site Assessments) or any other invasive investigation, sampling or monitoring of environmental media at the Real Property permitted under this Section 7.18(b), Purchaser shall (w) give notice to Seller, (x) confer with Seller and Seller's representatives, (y) permit Seller and its Representatives to participate in the planning and implementation of the procedures, and (z) provide copies of all resulting reports and other related information reasonably requested by Seller. Purchaser and Seller shall execute and deliver such confidentiality, joint-defense, or other agreements as may be necessary and desirable to allow the participation of Seller and its representatives. Notwithstanding anything herein to the contrary, no failure by Purchaser or its representatives or Affiliates to comply with the provisions of this Section 7.18(b) shall affect any rights a

Exhibit 2.1 - Asset Sale Agreement    Page 45

Purchaser Indemnitee may have to indemnification pursuant to Article 9 unless (and then only to the extent that) Seller can demonstrate that it has been prejudiced by such failure to comply.
7.19    Post-Closing Collections and Payments. From and after the Closing, (a) Purchaser will (i) remit to Seller any payment Purchaser or any of Purchaser's Affiliates receives or collects on any note or receivable that constitutes an Excluded Asset and (ii) reimburse Seller for any payment Seller or any of Seller's Affiliates makes to a third-party in payment of an Assumed Liability and (b) Seller will (i) remit to Purchaser any payment Seller or any of Seller's Affiliates receives or collects on any note or receivable that constitutes a Purchased Asset or that otherwise relates to the operation of the Facility or the Business from and after the Closing and (ii) reimburse Purchaser for any payment Purchaser or any of Purchaser's Affiliates makes to a third-party in payment of a Retained Liability. Each Party will provide the other Party with reasonable detail regarding any such payments. Any remittance or reimbursement required to be made by a Party pursuant to this Section 7.19 will be (a) made net of any outstanding remittance or reimbursement owed to such Party pursuant to this Section 7.19 and (b) made promptly, and in any event not later than the 15th day of the calendar month immediately following the calendar month in which the payment giving rise to such remittance or reimbursement, as applicable, was received or made.
7.20    Audited 2012 Financial Statements. As soon as practicable following the date of this Agreement, and in any event prior to the Closing, Seller shall deliver to Purchaser the Audited 2012 Financial Statements. Purchaser shall reimburse Seller in an amount equal to 50% of its documented third-party out-of-pocket costs incurred by Seller or its Affiliates in connection with the preparation of the Audited 2012 Financial Statements and the various carve-out statements referenced in Section 7.04(a)(ii); provided, however, that in no event will Purchaser reimburse Seller for more than $250,000 of such costs. Without limiting the foregoing, in the event the Audited 2012 Financial Statements are not delivered to Purchaser on or prior to May 15, 2013, then Seller will promptly (and in any event no later than May 16, 2013) pay or cause to be paid to Purchaser, pursuant to wire instructions to be provided to Seller by Purchaser, an amount in cash equal to $1 million.
7.21    Alumina Contract. Notwithstanding anything in the Alumina Contract or the Confidentiality Agreement, Seller shall permit Purchaser to negotiate with Noranda for an alumina sales agreement with Noranda with respect to the supply of alumina to the Facility on terms acceptable to Purchaser. If Purchaser does not enter into such a new alumina sales agreement for the Facility prior to Closing, and subject to Purchaser's rights under Section 6.04(b), from and after the Closing until the Alumina Contract is terminated in accordance with its terms (provided that neither Seller nor any of its Affiliates has affirmatively taken any action, or intentionally failed to take any action, to cause such termination without the prior written consent of Purchaser), upon the request of Purchaser, (a) Seller shall, and shall cause RTA to, act under the Alumina Contract as Purchaser directs (and only as Purchaser directs, provided such direction by Purchaser does not cause RTA to be in breach of the Alumina Contract), (b) Seller shall cause RTA to resell to Purchaser any alumina obtained by RTA under the Alumina Contract pursuant to Purchaser's instructions in the same condition and at the same cost and pursuant to the same terms that such alumina was obtained by RTA from Noranda, and shall cause the alumina to be delivered by Noranda to Purchaser at the Facility, (c) Seller shall not, and shall cause RTA not to, cancel, terminate or otherwise modify or waive the Alumina Contract without Purchaser's express written consent, (d) Seller shall, or shall cause RTA to, enforce (or not enforce) the provisions of the Alumina Contract as Purchaser directs (and only as Purchaser directs, provided such direction by Purchaser does not cause RTA to be in breach of the Alumina Contract) and (e) without the express written consent of Purchaser, neither Seller nor any of its Affiliates or Representatives shall take any action, including entering into any negotiations or holding any discussions with Noranda with respect to the Alumina Contract. For the avoidance of doubt, and provided Seller complies with its obligations under this Section 7.21, Seller shall have no liability to Purchaser for (i) any failure of Noranda to comply with the terms of the Alumina Contract, or (ii) any failure by Purchaser to reach agreement with Noranda or any other Person for the supply of alumina to the Facility.
ARTICLE 8:    EMPLOYEE MATTERS

Exhibit 2.1 - Asset Sale Agreement    Page 46

8.01    Assumption of Union Agreement. Subject to applicable Law, the completion of any legally or contractually required bargaining between Purchaser and the Union on terms reasonably satisfactory to Purchaser, and the receipt of any necessary Consents, upon consummation of the Closing, Purchaser shall become signatory to and shall assume all obligations under the Union Agreement. Subject to the terms thereof, Purchaser shall recognize the Union as the collective bargaining representative of the Transferring Union Employees at the Facility.
8.02    Employment of Union Employees. From and after the Closing, Purchaser shall employ or continue the employment of each Employee who is, as of immediately prior to the Closing, subject to the Union Agreement and (a) actively at work in connection with the Facility, (b) receiving benefits under Seller's Weekly Accident & Sickness Plan, or on workers' compensation, in connection with the Facility, (c) on a leave of absence approved by Seller in connection with the Facility or (d) on layoff with recall rights as provided under the Union Agreement (collectively, the “Union Employees”), in compliance with the Union Agreement, unless such Union Employee voluntarily terminates his or her employment with Purchaser. Notwithstanding the foregoing, nothing in this Agreement shall be construed as requiring Purchaser to recall any Union Employee on layoff with recall rights unless and until an available position exists with respect to such Union Employee in accordance with the terms of the Union Agreement. Union Employees who are employed by or whose employment continues with Purchaser as of the Closing Date shall be referred to as “Transferring Union Employees.” From and after the Closing, Purchaser shall continue the employment of each Transferring Union Employee pursuant to the terms of the Union Agreement, subject to Purchaser's rights to terminate such employment pursuant thereto.
8.03    Employment of Non-Union Employees. Effective as of the Closing, except as set forth on Schedule 8.03, Purchaser shall make offers of employment to each Employee who is, as of immediately prior to the Closing, not subject to the Union Agreement, and who is (a) actively at work in connection with the Facility, (b) receiving short term disability benefits or on workers' compensation, or (c) not actively at work due to vacation, holiday, illness, injury (other than an Employee on long term disability) or jury duty (collectively, all of the foregoing individuals, the “Nonunion Employees”). Nonunion Employees who accept such offers of employment as of the Closing Date shall be referred to as “Transferring Nonunion Employees” and, together with the Transferring Union Employees, collectively the “Transferring Employees.” Notwithstanding anything in the foregoing in this Section 8.03, but subject to the further obligations of Purchaser under this Article 8 with respect to the provision of benefits, nothing in this Agreement shall, from and after the Closing Date, impose on Purchaser any obligation to retain any Transferring Nonunion Employee in its employment.
8.04    Disability.
(a)Seller shall be solely liable and responsible for providing all accident and sickness benefits and short term disability benefits relating to claims incurred by Employees prior to the Closing. Subject only to the obligations of the Provider under the Transition Services Agreement, Purchaser shall be solely liable and responsible for providing all accident and sickness benefits and short term disability benefits relating to claims incurred by Transferring Employees from and after the Closing.
(b)For the avoidance of doubt, Purchaser shall be under no obligation to offer employment to Employees who are receiving benefits under Seller's long term disability plan as of the Closing. Seller shall be solely liable and responsible for providing long term disability benefits to any Transferring Employee relating to claims incurred prior to the Closing and to any claims arising from a claim for accident and sickness benefits or short term disability benefits for which Seller retains liability for pursuant to Section 8.04(a). Subject only to the obligations of the Provider under the Transition Services Agreement, Purchaser shall be solely liable and responsible for providing long term disability benefits to any Transferring Employees relating to claims incurred from and after the Closing to the extent Seller is not liable for such claim pursuant to the immediately preceding sentence.

Exhibit 2.1 - Asset Sale Agreement    Page 47

(c)For purposes of this Section 8.04, a claim shall be deemed "incurred" on the date that the illness, injury or disability that gives rise to the claim occurs, without regard to the time the claim for benefits was actually filed with the applicable benefit plan or program.
8.05    Welfare Plans. Subject to Section 8.04, Seller shall, and shall cause the Business Benefit Plans that are welfare benefits plans within the meaning of Section 3(1) of ERISA (“Seller's Welfare Plans”) to, be liable for all claims incurred with respect to Transferring Employees and their spouses and dependents at or prior to the Closing. Subject only to the obligations of the Provider under the Transition Services Agreement, the plans sponsored by Purchaser or its Affiliates that are welfare benefit plans within the meaning of Section 3(1) of ERISA (“Purchaser's Welfare Plans”) shall provide coverage and benefits for all Transferring Employees and their respective eligible spouses and dependents effective on and after the Closing Date. Subject to Section 8.04 and the Transition Services Agreement, Purchaser and Purchaser's Welfare Plans shall be liable for all claims incurred with respect to Transferring Employees and their eligible dependents after the Closing. For purposes of this Section 8.05, a claim shall be deemed “incurred” on the date that the event, illness, injury or disability that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).
8.06    Workers' Compensation Claims. Seller shall be solely responsible for and shall pay any and all workers' compensation and other similar statutory or common law claims asserted by or with respect to Employees (a) outstanding as of the Closing or (b) that arise from or relate to any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred prior to or at the Closing. Purchaser shall be responsible for and shall pay any and all workers' compensation and other similar statutory and common law claims asserted by or with respect to Transferring Employees after the Closing that arise from or relate to any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that existed or occurred after the Closing; provided, however, that liability for claims relating to any events, state of facts or condition occurring both prior to and after the Closing shall be allocated between Purchaser and Seller proportionately with each Party's proportionate share of such liability to be equal to a fraction, the denominator of which shall be the claiming Transferring Employee's total length of such exposure to the claim's underlying cause, and the numerator of which shall be, (i) with respect to Seller, such claiming Transferring Employee's total length of such exposure prior to the Closing, and (i) with respect to Purchaser, such claiming Transferring Employee's total length of such exposure following the Closing.
8.07    Continuing Obligations of Seller. Except as otherwise expressly provided in Section 8.06 or Section 8.12, following the Closing, Seller will continue to be solely responsible for any Losses arising out of, relating to, or resulting from the employment relationship between Seller and the Employees and/or the termination thereof (including, without limitation, Losses related to wages, compensation, benefits, leave, accommodation, vacation, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice whether statutory, contractual or arising under common law, wrongful dismissal or other compensation, payments, benefits, obligations, or liabilities and including any termination of employment with Seller or its Affiliates that occurs as a result of the Closing).
8.08    Obligations of Purchaser. From and after the Closing, Purchaser shall be solely responsible for any Losses (excluding any Losses relating to Retained Liabilities) arising out of, relating to, or resulting from, the employment relationship between Purchaser and the Transferring Employees and/or the termination thereof. For the avoidance of doubt, any Losses accruing after the Closing, but based upon acts, events, or omissions occurring prior to or at the Closing with respect to Seller's employment relationship with the Transferring Employees remain the sole responsibility of Seller pursuant to the terms of Section 8.07 and the exceptions contained therein.
8.09    Compensation and Benefits. Purchaser agrees that during the period commencing at the Closing and ending 18 months after the Closing Date, the Transferring Nonunion Employees will continue to be provided with base salary and incentive compensation opportunities not less than those in effect

Exhibit 2.1 - Asset Sale Agreement    Page 48

immediately prior to the Closing, subject to changes required by applicable Law, as reasonably determined by Purchaser, and (ii) subject to Sections 8.10, 8.12 and 8.15, retirement and welfare benefits, and perquisites that are substantially similar in the aggregate to those provided under the applicable Business Benefit Plans immediately prior to the Closing (the “Purchaser Benefit Plans”). Notwithstanding any provision to the contrary, any change in control severance agreements, severance plan or policy, and any sale, retention, stay or similar bonuses provided by Seller will not be taken into account when determining if Purchaser has met its obligations under the immediately preceding sentence. Purchaser shall cause any Purchaser Benefit Plans in which the Transferring Nonunion Employees are eligible to participate to take into account for purposes of eligibility and vesting, determining the amount of any severance benefits, and for purposes of qualifying for subsidized early retirement benefits (in each case, except to the extent it would result in a duplication of benefits), service by the Transferring Nonunion Employees as if such service were with Purchaser, to the same extent such service was credited under a comparable Business Benefit Plan.
8.10    Medical Benefits and Pre-existing Conditions. Without limiting the application of Section 8.05, Purchaser shall (a) use reasonable best efforts to waive any limitation on medical coverage for Transferring Employees due to pre-existing conditions under the applicable Purchaser Benefit Plans to the extent such limitations were waived for Transferring Employees under the applicable Business Benefit Plans prior to the Closing and (b) to the extent Seller provides such information to Purchaser within 30 days following the Closing Date, credit fully, in the applicable Purchaser Benefit Plans, each Transferring Union Employee and Transferring Nonunion Employee with all deductible payments and other out-of-pocket payments paid by such Transferring Union Employee and Transferring Nonunion Employee under the Business Benefit Plans which provide medical benefits prior to the Closing during the year in which the Closing occurs for the purpose, as applicable, of determining the extent to which any Transferring Union Employee or Transferring Nonunion Employee has satisfied his or her deductible and out-of-pocket maximum under such Business Benefit Plans for such year. Each Party shall timely provide the other Party with such records and information as may be reasonably requested by the other Party in order to enable the Parties to effect the foregoing.
8.11    Severance and COBRA. Purchaser shall adopt one or more severance pay policies effective as of the Closing which, for employment terminations of Transferring Nonunion Employees occurring within 6 months following the Closing Date, provide severance benefits to each Transferring Nonunion Employee on a basis no less favorable than those provided to such Transferring Nonunion Employee under a Business Benefit Plan providing for severance benefits in effect and applicable to him or her immediately prior to the Closing. For the avoidance of doubt, Purchaser shall have no obligation to provide a severance pay plan or policy to Transferring Nonunion Employees whose employment terminates more than 6 months following the Closing Date. Subject only to the obligations of the Provider under the Transition Services Agreement, Purchaser shall have sole responsibility for “continuation coverage” benefits for all Transferring Employees and “qualified beneficiaries” of Transferring Employees for whom a “qualifying event” occurs after the Closing. Seller shall have sole responsibility for “continuation coverage” benefits for all Transferring Employees and “qualified beneficiaries” of Transferring Employees for whom a “qualifying event” occurs prior to or at the Closing (including all qualifying events that occur in connection with the Closing) and for all Employees who do not become Transferring Employees and such Employees' “qualified beneficiaries” for whom a “qualifying event” occurs prior to, at or after the Closing. The terms “continuation coverage,” “qualified beneficiaries,” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.
8.12    Vacation Time. Purchaser shall recognize and honor any earned and unused paid time off and/or vacation time as of the Calculation Time for the benefit of the Transferring Employees, to the extent accrued in the Closing Working Capital.
8.13    Defined Contribution Plans. No later than 30 days following the Closing Date, Purchaser shall cover (or cause to be covered) each Transferring Employee under one or more tax-qualified defined contributions plans and trusts that qualify under Section 401(a) of the Code (collectively, the “Purchaser Contribution Plans”). In addition, Purchaser shall cause one or more Purchaser Contribution Plans to

Exhibit 2.1 - Asset Sale Agreement    Page 49

accept a direct rollover of, or an eligible rollover of, all or a portion of a distribution of the account balance, including any outstanding loan, from the Alcancorp Employees' Savings Plan or the Alcancorp Hourly Employees' Savings Plan of each Transferring Employee who has commenced employment with Purchaser as a rollover contribution; provided, however, that Purchaser Contribution Plans shall only be required to accept rollovers of outstanding loans during the 90 day period following the Closing Date. Seller shall amend the loan procedures under the Alcancorp Employees' Savings Plan or the Alcancorp Hourly Employees' Savings Plan to permit Transferring Employees to continue to make payments of any outstanding loan under such plan during the 90 day period following the Closing Date.
8.14    Pension Plans.
(a)The Assumed Plan. Seller shall transfer or cause its Affiliate to transfer sponsorship of the Assumed Plan to Purchaser or its Affiliates effective as of the Closing. Purchaser or its Affiliates agree to assume sponsorship of the Assumed Plan and assume all assets and liabilities arising under or with respect to the Assumed Plan as of the Closing, including for the avoidance of doubt, all past, present, and future Employees who have rights and benefits thereunder. In connection with the transfer of sponsorship of the Assumed Plan to the Purchaser or its Affiliates:
(i)Seller shall cause the assets of the Assumed Plan that are held in the Rio Tinto America Master Trust (the “Seller Master Trust”) to be transferred in cash to a new trust of which the Purchaser or one of its Affiliates is the settlor (the “Purchaser Trust”);
(ii)Purchaser shall establish the Purchaser Trust as soon as practicable following the Closing;
(iii)Purchaser shall use commercially reasonable efforts to cause the Purchaser Trust to be exempt from tax under Code Section 501(a) and to satisfy the terms of the Union Agreement;
(iv)the Parties shall execute such documents as may be reasonably necessary to cause the transfer of the assets of the Assumed Plan to the Purchaser Trust;
(v)Purchaser shall notify Seller in writing when the Purchaser Trust has been established and when the assets of the Assumed Plan can be transferred to the Purchaser Trust (which notice shall be delivered no later than 60 days after the Closing Date), and Seller shall effect such transfer no later than 7 days after receipt of such notice;
(vi)from the Closing to the date of transfer, Seller shall cause the assets of the Master Trust allocable to the Assumed Plan (the "Allocable Assets") to continue to be invested in accordance with the investment policy and procedures pertaining to the Master Trust, provided that such assets may be converted to cash at the discretion of the Trustee of the Master Trust as may be necessary or desirable to effect such transfer. The Allocable Assets shall reflect gains, losses, expenses, contributions and distributions of the Master Trust of the Assumed Plan incurred from the Closing to the date of transfer; and
(vii)the Assumed Plan and Purchaser shall be responsible for all liabilities and obligations of the Assumed Plan, including benefits accrued prior to the Closing, for which Seller or its relevant Affiliate is liable prior to the Closing and benefits payable to any participants in such plan who retired or separated from service prior to the Closing except to the extent such liabilities arise in connection with Seller's breach of a representation or warranty (whether or not expired) made herein or in any Ancillary Agreement.
Seller shall file all required notices with the Pension Benefit Guaranty Corporation and any other government agency that will be triggered by the Parties entering into this Agreement or by the consummation of the transaction contemplated by this Agreement, in full compliance with applicable Law, including, but not limited to, Section 4043 of ERISA and the regulations thereunder for any reportable event. Seller and Purchaser

Exhibit 2.1 - Asset Sale Agreement    Page 50

shall cooperate to make any and all filings and submissions to the appropriate governmental agencies required to be made by Seller or Purchaser as are appropriate in effectuating the provisions of this Section 8.14. From and after the Closing, Purchaser shall indemnify and hold Seller harmless with respect to any and all liabilities arising under or with respect to the Assumed Plan except to the extent such liabilities arise in connection with Seller's breach of a representation or warranty made under this Agreement.
(b)Alcancorp Pension Plan. For the benefit of the Transferring Nonunion Employees who have accrued benefits under the Alcan Aluminum Corporation Alcancorp Pension Plan (the “Alcancorp Pension Plan”), Seller shall ensure that the Transferring Nonunion Employees cease to participate in and accrue benefits under the Alcancorp Pension Plan. Seller shall cause the Alcancorp Pension Plan to fully vest all of a Transferring Nonunion Employee's benefits under the Alcancorp Pension Plan as of the Closing Date. For the avoidance of doubt, it is agreed and understood that with respect to the Transferring Nonunion Employees and the Alcancorp Pension Plan, (a) Seller shall not cause any assets to be transferred from the Alcancorp Pension Plan to Purchaser or any Purchaser Contribution Plan or any other plan of Purchaser or its Affiliates, (b) neither Purchaser nor any Purchaser Contribution Plan nor any other plan of Purchaser or its Affiliates shall assume any liabilities under the Alcancorp Pension Plan, and (c) all obligations and liabilities under the Alcancorp Pension Plan arising or accruing at any time with respect to the Transferring Nonunion Employees shall remain solely and exclusively with Seller.
8.15    Retiree Medical Coverage. Subject only to the obligations of the Provider under the Transition Services Agreement, Purchaser shall be responsible for providing any post-retirement health and welfare benefits to Transferring Union Employees in accordance with the requirements of the Union Agreement. Seller shall remain responsible and solely liable for providing any post-retirement health and welfare benefits to (a) Employees who do not become Transferring Employees, (b) all former employees of the Facility, and (c) those Nonunion Employees who as of the Closing Date are or, with the passage of time and continued employment with Seller for a period of 5 years after the Closing Date would have become, eligible to receive retiree medical coverage. Notwithstanding the foregoing, this provision shall not constitute an acknowledgment by either Seller or Purchaser that either was obligated to continue to provide any level of such benefits for any period of time.
8.16    WARN Act. Seller shall provide any notices to Employees that may be required under any applicable Law, including the WARN Act or any similar Law, with respect to events that occur prior to or as of the Closing. Purchaser shall provide any notices to Transferring Employees that may be required under any applicable Law, including the WARN Act or any similar Law, with respect to events that occur after the Closing.
8.17    No Third Party Beneficiaries. No provision of this Article 8 shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller, of the Purchaser, any of their Affiliates, or any other Person other than the Parties and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Purchaser or any of their Affiliates.
8.18    Cooperation. Each of Purchaser and Seller agree to make their respective commercially reasonable efforts and to cooperate fully in complying with the provisions of this Article 8. Without limiting the generality of the foregoing, each of the Parties agrees to execute, deliver and file all documents and to take all such actions as are reasonably necessary or desirable in order to carry out and perform the purpose of this Article 8 and to facilitate the transactions referred to in this Article 8. Without limiting the generality of the foregoing, Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser in endeavoring to obtain the consent of all third party administrators and insurers of the Business Benefit Plans to enter into an agreement with the Purchaser to provide the third party administrators' services and the insurance policies with respect to the Purchaser Benefit Plans after the Closing on the terms and conditions no less favorable than what would have been applicable to Purchaser in 2013.

Exhibit 2.1 - Asset Sale Agreement    Page 51

ARTICLE 9:    INDEMNIFICATION
9.01    Indemnity by Seller. Seller shall, to the fullest extent permitted by Law, indemnify, defend, reimburse, and hold harmless Purchaser and its shareholders, officers, directors, employees and representatives, Affiliates, successors and assigns (each of whom may be an Indemnitee pursuant to this Section 9.01, and all of whom are collectively referred to herein as the “Purchaser Indemnitees”) from and against any and all Losses (including from Third-Party Claims) arising out of, relating to, or resulting from (a) any breach or nonfulfillment by Seller of a covenant or other agreement of Seller set forth in this Agreement or any Ancillary Agreement, (b) the failure to be true and correct as of the date hereof (or the date of execution with respect to any Ancillary Agreement), and as of the Closing (as if made anew at and as of that time), of any representation or warranty of Seller set forth in this Agreement (or the certificate delivered pursuant to Section 6.03(b)) or any Ancillary Agreement, (c) any Excluded Asset or Retained Liability, (d) the EPA NESHAP Claim, including in connection therewith any Losses arising out of, relating to, or resulting from (i) imposed production limitations on the Facility or use limitations on any of the Purchased Assets, (ii) capital expenditures binding on Purchaser following the Closing or that are not paid by Seller, (iii) business interruption or reduction at the Facility, or (iv) imposed limitation on the future ability to increase production output to the Facility's permitted capacity, or (e) any Indemnifiable Labor and Employment Matter.
9.02    Indemnity by Purchaser. Purchaser shall, to the fullest extent permitted by Law, indemnify, defend, reimburse, and hold harmless Seller and its shareholders, officers, directors, employees and representatives, Affiliates, successors and permitted assigns (each of whom may be an Indemnitee pursuant to this Section 9.02, and all of whom are collectively referred to herein as the “Seller Indemnitees”), from and against any and all Losses (including from Third-Party Claims) arising out of, relating to, or resulting from (a) any breach or nonfulfillment by Purchaser of a covenant or other agreement of Purchaser set forth in this Agreement or any Ancillary Agreement, (b) the failure to be true and correct as of the date hereof (or the date of execution with respect to any Ancillary Agreement), and as of the Closing (as if made anew at and as of that time), of any representation or warranty of Purchaser set forth in this Agreement (or the certificate delivered pursuant to Section 6.03(c)) or any Ancillary Agreement, (c) the Assumed Liabilities, (d) the use of the Audited 2012 Financial Statements in any third-party financing obtained by Purchaser or any of its Affiliates, but excluding any Losses that arise out of, relate to or result from the failure to be true and correct as of the date hereof (or the date of execution with respect to any Ancillary Agreement), and as of the Closing (as if made anew at and as of that time), of any representation or warranty (whether or not expired) of Seller set forth in this Agreement (or the certificate delivered pursuant to Section 6.03(b)) or any Ancillary Agreement or that relate to any matter for which Seller has an obligation under Section 9.01 (or would have had such an obligation but for the limitations set forth in Section 9.08), and (e) the Power Contract and the PC Related Agreements to the extent such Losses first arise or accrue at or after, or are otherwise properly attributable to periods commencing at or after, the Closing, including to the extent any Losses arise out of, relate to, or result from the termination of the Power Contract or any PC Related Agreement by Purchaser or any of its Affiliates following the Closing, but excluding any Losses that arise out of, relate to, or result from (i) breaches or defaults under the Power Contract or a PC Related Agreement that (A) occurred at or prior to the Closing, including actions taken with respect to providing the Termination Notice and Termination Certificate, or (B) relate to acts or omissions at or prior to the Closing that, with notice or lapse of time or both, would constitute a breach or default under the Power Contract or any PC Related Agreement, (ii) any breach or nonfulfillment by Seller of a covenant or other agreement of Seller set forth in this Agreement or any Ancillary Agreement or (iii) the failure to be true and correct as of the date hereof (or the date of execution with respect to any Ancillary Agreement), and as of the Closing (as if made anew at and as of that time), of any representation or warranty of Seller set forth in this Agreement (or the certificate delivered pursuant to Section 6.03(b)) or any Ancillary Agreement.
9.03    Notification of Third-Party Claims. Subject to the provisions of Section 7.08 hereof with respect to Tax audits, assessments and proceedings, with respect to any Third-Party Claim against an Indemnitee, the Indemnitee shall deliver to the Indemnitor within the Notice Period a notice setting forth in reasonable detail the facts known to Indemnitee giving rise to such Third-Party Claim and stating that the Indemnitee intends to seek indemnification for such Third-Party Claim from the Indemnitor pursuant to this

Exhibit 2.1 - Asset Sale Agreement    Page 52

Article 9 (“Claim Notice”); provided, that a failure to deliver the Claim Notice within the Notice Period shall not affect the obligations of the Indemnitor with respect to any such Third-Party Claim, unless (and then only to the extent that) the Indemnitor can demonstrate that it has been prejudiced by such failure. Notwithstanding anything to the contrary contained herein, no claim for indemnity by an Indemnitee against an Indemnitor shall be made pursuant to this Article 9 unless notice has been given of such claim to such Indemnitor prior to the applicable survival period, if any, set forth in Section 9.07.
9.04    Defense of Third-Party Claims. Upon receipt of a Claim Notice from an Indemnitee with respect to any Third-Party Claim, the Indemnitor, at its sole expense, may assume the defense thereof with counsel reasonably satisfactory to such Indemnitee and the Indemnitee, at the Indemnitor's expense, shall cooperate in all reasonable respects in such defense; provided, that in order to assume the defense of such Third-Party Claim the Indemnitor must first acknowledge in writing to the Indemnitee its unqualified obligation to indemnify the Indemnitee as provided hereunder; and provided further, that Seller shall not be entitled to assume, at the Indemnitor's expense, the defense of any Third-Party Claim which could reasonably be expected to interrupt or restrict in a material manner Purchaser's ownership, use or operation of the Facility or the Purchased Assets. The Indemnitee shall have the right at its sole expense to employ separate counsel in any action regarding such claim that is being defended by Indemnitor and to participate in the defense thereof; provided, however, that such Indemnitee shall be entitled to participate in any such defense with separate counsel reasonably acceptable to the Indemnitor at the expense of the Indemnitor if (a) so requested by the Indemnitor to participate or (b) in the reasonable opinion of both counsel to the Indemnitee and counsel to the Indemnitor (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; provided further that the Indemnitor shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnitees in connection with any single Third-Party Claim. If the Indemnitor fails to give the Indemnitee written notice within 30 days after notice from Indemnitee of any Third-Party Claim that Indemnitor is assuming the defense of the Third-Party Claim, or if the Indemnitor fails to assume and continually maintain the defense of the Third-Party Claim, Indemnitee may assume sole control of defense and settlement of such claim, and if that Third-Party Claim is one as to which the Indemnitee was entitled to indemnification hereunder, all Losses incurred by the Indemnitee as a result of the defense and settlement or other resolution of that claim shall be incurred at Indemnitor's expense. If the Third-Party Claim involves only the payment of money, the Indemnitor timely notifies Indemnitee that it will defend such claim, timely and continuously maintains defense of such claim, pays whatever monies are necessary to settle such claim and Indemnitor obtains a release of such claim in favor of the Indemnitee, the Indemnitor may conduct such defense in the name of or on behalf of the Indemnitee or the Indemnitor, and shall have control of the defense and settlement with respect thereto, subject to Indemnitee's right to involve its own counsel at its own expense to protect its interests and the duty of the Parties to cooperate. If the Third-Party Claim involves injunctive or nonmonetary relief, Indemnitor shall not enter into a settlement or consent to any injunction or other nonmonetary relief without the Indemnitee's prior written consent and Indemnitee may fully participate in the defense of such claim at its sole expense (subject to the provisions above relating to the retention of separate counsel at Indemnitor's expense). Notwithstanding any other provision of this Agreement, Purchaser shall have sole responsibility to administer, at Seller's expense, any claims arising out of Seller's indemnification obligations with respect to any Indemnifiable Labor and Employment Matter, and to settle (following first seeking the advice of and consultation with Seller) any claims on terms deemed reasonable by Purchaser in its sole discretion.
9.05    Notice of Other Claims. In the event that any Indemnitee has a claim against any Indemnitor under or in connection with this Agreement that does not involve a Third-Party Claim, the Indemnitee shall notify the Indemnitor of such claim with reasonable promptness following the date on which the Indemnitee becomes aware of any such claim; provided, that a failure to provide any such notice shall not affect the obligations of the Indemnitor with respect to any such claim, unless (and then only to the extent that) the Indemnitor can demonstrate that it has been prejudiced by such failure. The notice shall specify the nature of and specific basis for such claim and the amount of such claim, if known, and shall be accompanied by an invoice in the amount of the claim, if known. Subject to the following sentence, the Indemnitor shall remit

Exhibit 2.1 - Asset Sale Agreement    Page 53

payment for the amount of such claim promptly following receipt from the Indemnitee of the notice and invoice therefor. In the event of a dispute regarding any such claim, the Indemnitee and the Indemnitor shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by Litigation in an appropriate court of competent jurisdiction. Notwithstanding anything herein to the contrary, no claim for indemnity by an Indemnitee against an Indemnitor shall be made pursuant to this Article 9 unless notice has been given of such claim to such Indemnitor prior to the expiration of the applicable survival period, if any, set forth in Section 9.07.
9.06    Legal Fees; Access and Cooperation. The Indemnitor shall reimburse the Indemnitee for all reasonable legal fees and other out-of-pocket expenses reasonably incurred by the Indemnitee in successfully pursuing any claim for indemnification against the Indemnitor hereunder. The Indemnitor shall also be responsible for the payment of all reasonable legal fees and other out-of-pocket expenses reasonably incurred by the Indemnitee or the Indemnitor in defending any Third-Party Claims, except those legal fees incurred by an Indemnitee who elects to employ separate counsel to participate in the defense of a Third-Party Claim (subject to the provisions in Section 9.04 relating to the retention of separate counsel at Indemnitor's expense). After the Closing, each Indemnitee shall cooperate with each Indemnitor, and each Indemnitor shall cooperate with each Indemnitee, as to all claims for indemnification hereunder, and each Indemnitee shall make available to each Indemnitor, each Indemnitor shall make available to each Indemnitee, as reasonably requested all information, records and documents relating to all claims and shall preserve all such information, records and documents until the termination of any claim or the period during which any claim may be made; provided, however, that no Indemnitee or Indemnitor shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Indemnitee or Indemnitor or violate any applicable Law or breach any applicable agreement, in which case such Indemnitee or Indemnitor shall provide access to or disclose such information to the fullest extent permitted by such Law or agreement or consistent with such privilege. Further, each Indemnitee shall also make available to each Indemnitor, as reasonably requested, its personnel (including technical and scientific), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any claim.
9.07    Survival of Representations, Warranties and Covenants. The representations and warranties of each of Seller and Purchaser set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing as follows: (a) the representations and warranties in Sections 4.01 and 5.01 (Organization), Sections 4.02 and 5.02 (Authority), Sections 4.13 and 5.06 (Brokers), and Section 4.14(a) (Title to Assets; Sufficiency), shall survive indefinitely; (b) the representations and warranties in Section 4.09 (Environmental Matters) shall survive until the 10th anniversary of the Closing Date; (c) the representations and warranties in Section 4.10 (Benefit Plans) and Section 4.15 (Safety and Health) shall survive until 90 calendar days after the expiration of the statute of limitations applicable to the matters covered thereby; and (d) all other representations and warranties shall survive until the 2nd anniversary of the Closing Date. The covenants contained in this Agreement shall, subject to any express durations contained therein, survive indefinitely. Seller shall not be required to indemnify any Purchaser Indemnitee with respect to Retained Liabilities described in Section 2.05(g) (other than the EPA NESHAP Claim) unless notice of any such claim for indemnification is provided on or prior to the 20th anniversary of the Closing Date.
9.08    Limitations on Indemnification.
(a)Seller shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(b) (other than with respect to Section 4.09) unless and until the aggregate amount of its Losses exceeds $1 million (the “Threshold Amount”), in which case Seller shall only be responsible for the aggregate amount of such Losses in excess of the Threshold Amount. In no event shall the aggregate liability of Seller to Purchaser Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(b) (other than with respect to Section 4.09 and the certificate to be delivered by Seller to Purchaser in accordance with Section 6.03(b) to the extent it relates to Section

Exhibit 2.1 - Asset Sale Agreement    Page 54

4.09) exceed $8,125,000 (the “Cap”). In no event shall the aggregate liability of Seller to Purchaser Indemnitees with respect to any claim for indemnification pursuant to (i) Section 9.01(b) relating to the representations and warranties set forth in Section 4.09 and the certificate to be delivered by Seller to Purchaser in accordance with Section 6.03(b) to the extent it relates to Section 4.09 or (ii) Section 9.01(c) to the extent it relates to the Retained Liabilities described in Section 2.05(g) (other than the EPA NESHAP Claim), exceed $20 million (the “Environmental Cap”). The Environmental Cap shall be reduced by $2 million on each anniversary following the 10th anniversary of the Closing Date, provided, however, that with respect to any claim for indemnification made against Seller by a Purchaser Indemnitee in which the Environmental Cap applies pursuant to the terms of this Agreement, the amount of the Environmental Cap applicable to such claim shall be the amount of the Environmental Cap as in effect as of the date Seller was first notified of such claim in accordance with the terms of this Agreement.
(b)Subject to the last sentence of this clause (b), Purchaser shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification pursuant to Section 9.02(b) unless and until the aggregate amount of its Losses exceeds the Threshold Amount, in which case Purchaser shall only be responsible for the aggregate amount of such Losses in excess of the Threshold Amount. Subject to the last sentence of this clause (b), in no event shall the aggregate liability of Purchaser to Seller Indemnitees with respect to any claim for indemnification pursuant to Section 9.02(b) exceed the Cap. With respect to the indemnification pursuant to Section 9.02(d) and Section 9.02(e), the Purchaser's liability thereunder shall not be subject to or limited by either the Threshold Amount or the Cap.
(c)Notwithstanding the foregoing, the limitations set forth in this Section 9.08 with respect to the Threshold Amount and the Cap shall not apply to Losses arising out of, relating to, or resulting from any failure of any representation or warranty contained in Sections 4.01 and 5.01 (Organization), Sections 4.02 and 5.02 (Authority), Section 4.08(c) (Power Contract Termination), Section 4.10 (Benefit Plans), Sections 4.13 and 5.06 (Brokers) or Section 4.14(a) (Title to Assets; Sufficiency) of this Agreement (or any corresponding representation or warranty made in the certificates delivered pursuant to Sections 6.03(b) and 6.03(c)) to be true and correct.
(d)Except for the $1 million cash payment to be made to Purchaser pursuant to the terms of Section 7.20, Purchaser shall not be entitled to indemnification under this Article 9 for Losses to the extent arising from Seller's failure to deliver the Audited 2012 Financial Statements to Purchaser on or prior to May 15, 2013.
(e)Purchaser shall not be entitled to indemnification under this Article 9 for those portions of any Losses to the extent they were included in any adjustment to the Base Purchase Price pursuant to Section 3.01(b) as a result of being included in the Closing Working Capital or the Apportionments. For the avoidance of doubt, no Indemnitee shall be compensated more than once for the same Loss.
(f)The rights to indemnification provided for in this Article 9 shall be THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER INDEMNITEES AND SELLER INDEMNITEES, as the case may be, after the Closing for any breaches of or inaccuracy of any representation, warranty, covenant or agreement of Seller or Purchaser, respectively, herein or any other breach of or claim under this Agreement, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL OTHER RIGHTS AND REMEDIES THAT MAY ARISE UNDER, OR EXIST BY VIRTUE OF, APPLICABLE LAW, other than, in each case, with respect to claims of, or causes of action arising from, fraud or intentional misrepresentation and contribution and other claims arising under CERCLA. This Article 9 shall not affect the rights of Purchaser or Seller to obtain specific performance of any provision of this Agreement or appropriate injunctive relief.
9.09    Materiality Qualifications. For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

Exhibit 2.1 - Asset Sale Agreement    Page 55

9.10    Knowledge. Except for matters disclosed in the Disclosure Schedules, to the extent that such matters constitute express exceptions to Seller's representations and warranties, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or the certificates delivered pursuant to Sections 6.03(b) and 6.03(c), or any Ancillary Agreement, shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of any such representation or warranty or Seller's or Purchaser's compliance with any such covenant or agreement.
ARTICLE 10:    GENERAL PROVISIONS
10.1    Entire Agreement; Amendments. This Agreement, the Ancillary Agreements, and the Disclosure Schedules and exhibits attached hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications of the Parties dealing with such subject matter, whether oral or written. No other promise, agreement, understanding, or representation will be binding unless made in writing and signed by the Parties. All amendments to this Agreement must be in writing and signed by all of the Parties.
10.2    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay all costs and expenses incurred by it in respect of the transactions contemplated by this Agreement (including those contemplated by the Ancillary Agreements) and all investigations and proceedings in connection therewith, including expenses of such Party's counsel, accountants and investment advisors.
10.03    Further Assurances. At any time, and from time to time, after the Closing, each Party shall execute such additional instruments and take such action as may be reasonably requested by one or more of the other Parties to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement and the Ancillary Agreements.
10.4    Waiver. The failure (with or without intent) of any Party to insist upon the strict performance by any other Party of any provision of this Agreement shall not be deemed to constitute a modification of any of the provisions hereof, or a waiver of the right to insist at any time thereafter upon performance strictly in accordance with the provisions of this Agreement. Any Party may waive any term, condition or provision of this Agreement, but no such waiver shall be effective unless made in a writing signed by the Party against whom the waiver is sought to be enforced. No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of the Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver except to the extent specifically stated in such waiver.
10.5    Certain Waivers. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT (A) WITH RESPECT TO THIRD-PARTY CLAIMS AS TO WHICH SUCH DAMAGES WERE ASSESSED, AND (B) AS PROVIDED IN THE NEXT SUCCEEDING SENTENCE, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES, IN EACH CASE IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE AND SUBJECT TO THE APPLICATION, IF APPLICABLE, OF THE THRESHOLD AND THE CAP, PURCHASER SHALL BE ENTITLED TO RECOVER LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES FROM SELLER, BUT ONLY TO THE EXTENT THAT THEY RESULT FROM OR ARE CAUSED BY ANY INTENTIONAL OR KNOWING ACT OR OMISSION OF SELLER OR ANY OF ITS AFFILIATES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE,

Exhibit 2.1 - Asset Sale Agreement    Page 56

AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.05.
10.6    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if (a) delivered in person (to the individual whose attention is specified below) or via facsimile or electronic mail (followed immediately with a copy in the manner specified in clause (b) or (c) hereof), (b) sent by prepaid first-class registered or certified mail, return receipt requested, or (c) sent by FedEx or similar next-day or overnight mail or delivery, as follows:
to Purchaser:

Century Aluminum Company
One South Wacker Drive
Chicago, Illinois 60606

Attention:     General Counsel
E-Mail:    generalcounsel@centuryaluminum.com

with a copy to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201

Attention:     Michael Weinberg, Esq.
Facsimile:     (214) 969-5100
E-Mail:    mweinberg@jonesday.com

to Seller:

Alcan Primary Products Corporation
8770 West Bryn Mawr Avenue
Mail Code 09J
Chicago, Illinois 60631

Attention:     Donald P. Seberger
Facsimile:    (773) 399-3957
E-Mail:        donald.seberger@riotinto.com

with a copy to:

Rio Tinto Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec H3A 3G2
CANADA

Attention:     Simon Pelletier
Facsimile:    (514) 848-1453
E-Mail:        simon.pelletier@riotinto.com

Exhibit 2.1 - Asset Sale Agreement    Page 57

Rio Tinto Alcan Inc.
1188 Sherbrooke Street West
Montreal, Quebec H3A 3G2
CANADA

Attention:     Pierre D. Chenard
Facsimile:    (514) 848 - 8331
E-Mail:        pierre.chenard@riotinto.com

or to such other address as any Party may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective (x) the day of delivery when delivered by hand or by facsimile or electronic mail, and (y) three Business Days from the date deposited in the mail in the manner specified above.

10.07    Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the internal laws of the State of New York, without presumption or construction against the Party preparing it and without giving effect to the conflicts of law principles thereof, in every respect, including validity, interpretation and performance, notwithstanding that one or more of the Parties to this Agreement may now be or hereafter become domiciled in another state or a foreign country.
10.08    Jurisdiction. The Parties agree that any federal or state court located in New York, New York, shall have jurisdiction over the Parties, and each of the Parties hereby consent to the jurisdiction of such courts. The Parties further acknowledge and agree that this provision does not constitute an exclusive forum selection clause.
10.09    Concerning Warranties. It is the explicit intent and understanding of each of the Parties that no Party nor any of its Affiliates or representatives is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Article 4 and Article 5 (or any corresponding representation or warranty made in the certificates delivered pursuant to Sections 6.03(b) and 6.03(c)), and no Party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party or such other Party's Affiliates or representatives (including with respect to any estimates, projections, forecasts, budgets or other forward-looking information delivered or made available to Purchaser or its representatives) except for the representations and warranties set forth in such Articles or in the certificates delivered pursuant to Sections 6.03(b) and 6.03(c). EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT (or in the certificates delivered pursuant to Sections 6.03(b) and 6.03(c)), SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED PURSUANT TO SECTIONS 6.03(B) AND 6.03(C), IT IS UNDERSTOOD AND AGREED THAT PURCHASER TAKES THE PURCHASED ASSETS OF “AS IS” AND “WHERE IS”. The Parties agree that this is an arm's-length transaction in which the Parties' undertakings and obligations are limited to the performance of their obligations under this Agreement. Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Facility and that it has only a contractual relationship with Seller, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between Purchaser and Seller.
10.10    Disclosure Schedules. The disclosure of any matter in the Disclosure Schedules referenced by a particular Section shall be deemed to include and incorporate all disclosures made on any other Disclosure Schedules as and to the extent that the relevance of such matter to such other Disclosure Schedule is reasonably apparent. The disclosure of any matter in the Disclosure Schedules shall expressly not be deemed to constitute an admission by Seller or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. The disclosure of any matter in the Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by Seller not expressly set forth in the Agreement, nor to be treated as adding to or extending the scope of any of

Exhibit 2.1 - Asset Sale Agreement    Page 58

Seller's representations or warranties in the Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no Party shall use the fact that such amount, item or matter has been set forth in any Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Schedule is or is not material or is or is not in the Ordinary Course of Business, in each case for purposes of this Agreement.
10.11    Illegality or Invalidity. In the event that any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity shall at the option of the Party against whom the same is asserted not affect the remaining parts of this Agreement, but this Agreement shall be construed and enforced as if that illegal and invalid provision had never been inserted herein.
10.12    No Third Party Beneficiaries. Except as provided in Article 9 hereof (relating to Indemnitees), nothing in this Agreement shall entitle any Person other than Seller and Purchaser and their respective permitted successors and assigns, to use or rely upon any representation, warranty, or covenant in this Agreement or the Ancillary Agreements or to assert or base any claim, Litigation, remedy or right of any kind under or on this Agreement or the Ancillary Agreements or any representation, warranty, or covenant contained herein or therein.
10.13    Counterparts; Facsimiles and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute one and the same instrument. A facsimile or electronic copy of a signature hereto or to any of the Ancillary Agreements shall be fully effective as of the Closing as if it constituted an original signature hereto. Without limiting the effectiveness of the facsimile or electronic signatures, the Parties agree to deliver or cause to be delivered to each other the original signatures hereto as soon as reasonably practicable following the Closing.
10.14    Successors and Assigns. Seller shall not assign this Agreement or its rights hereunder without the express prior written consent of Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted transferees, successors and assigns.
10.15    Specific Performance. Each of the Parties acknowledges that the breach of this Agreement by the other to sell, and cause to be sold, or to purchase or cause to be purchased, the Purchased Assets, shall be enforceable against the breaching Party by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Parties may have under this Agreement or otherwise.
[Signature Page Follows]

Exhibit 2.1 - Asset Sale Agreement    Page 59

IN WITNESS OF THE FOREGOING, the undersigned have caused this Agreement to be executed and delivered on the date first written above.

ALCAN PRIMARY PRODUCTS CORPORATION		CENTURY ECHO LLC By: Century Kentucky, Inc. its sole manager

By:	/s/ Simon Pelletier	By:	/s/ Jesse E. Gary
Name:	Simon Pelletier	Name:	Jesse E. Gary
Title:	Authorized Agent	Title:	President

Exhibit 2.1 - Asset Sale Agreement    Page 60

LIST OF DISCLOSURE SCHEDULES AND EXHIBITS
Exhibit A        RTA Guarantee
Exhibit B        Parent Guarantee
Exhibit C        Assumption Agreement
Exhibit D        Bill of Sale
Exhibit E        WC Statement Principles
Exhibit F        Intellectual Property License Agreement
Exhibit G        Products Supply Agreement
Exhibit H        Real Estate Deed
Exhibit I        Transition Services Agreement
Exhibit J        Sample Calculation of Net Pension Liability; Agreed Principles

Schedule 1a        Assumed Contracts
Schedule 1b        Business Benefit Plans
Schedule 1c        Employees
Schedule 1d        Inventories
Schedule 1e        Knowledge of Seller
Schedule 1f        PC Related Agreements
Schedule 1g        Required Consents
Schedule 1h        Tax Incentive Agreements
Schedule 2.02(a)    Real Property
Schedule 2.02(b)    Equipment
Schedule 2.03(e)    Certain Contracts
Schedule 2.03(o)    Claims
Schedule 4.05        Litigation
Schedule 4.06(a)    Audited Financial Statements
Schedule 4.06(b)    Accounting Bridge
Schedule 4.06(c)    Certain Liabilities
Schedule 4.07        Compliance with Permits and Laws
Schedule 4.08        Contracts
Schedule 4.09        Environmental Matters and Environmental Permits
Schedule 4.10(b)    Modifications to or Terminations of Business Benefit Plans
Schedule 4.10(h)    Status of Assumed Plan
Schedule 4.11(a)    Intellectual Property
Schedule 4.11(d)    Information Technology
Schedule 4.12(a)(i)    Strikes and Work Stoppages
Schedule 4.12(a)(ii)    Labor Disputes
Schedule 4.12(b)    Labor Proceedings
Schedule 4.12(c)    Employees
Schedule 4.15        Safety and Health Matters
Schedule 4.16(a)    Possession of Real Property
Schedule 4.18        Tangible Personal Property
Schedule 4.20        Unclaimed Property
Schedule 5.03        Purchaser Consents
Schedule 7.05(n)    Employee Compensation Changes
Schedule 7.15(h)    Excess Real Property
Schedule 8.03        Employment of Non-Union Employees

Exhibit 2.1 - Asset Sale Agreement    Page 61